EXHIBIT 2.1

July 3, 2024

By and between

MML Capital Europe VI Equity II SA
MML Capital Europe VI SA
FPCI FIC 5
Mr. Gérard Guyard
Mrs. Joanna Ramon
Altea Management
Mr. Pascal Cros
Mr. Arnaud Linquette
Mr. Emre Vatansever
Mr. Lionel Guillermin
Mr. Ludovic Navarro
Mr. Vy-Luong Ly
Mr. Philippe Linquerq
Mr. Karim Benhammadouche
Mr. Laurent Giraudeau
Mr. Cédric Tuallion
Mr. Samuel Page
Mr. Donal Kirch
Mr. Eric Pfrimmer
Mrs. Qi Sun
(The Sellers)

And

Braton Europe Sarl
(The Purchaser)

In the presence of:

Gravotech Holding
(Gravotech Holding)

Securities Sale and Purchase Agreement

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	6
2.	SALE AND PURCHASE	15
3.	PURCHASE PRICE – PROVISIONAL PURCHASE PRICE – PURCHASE PRICE ADJUSTEMENT – REPAYMENT OF THE EXISTING FINANCIAL DEBT	16
4.	CONDITIONS PRECEDENT TO THE SALE AND PURCHASE OF THE SOLD SECURITIES	21
5.	COMPLETION	23
6.	COVENANTS	26
7.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	30
8.	INDEMNIFICATION BY THE SELLERS	32
9.	REPRESENTATIONS OF THE PURCHASER	35
10.	OTHER PROVISIONS	38
SCHEDULE A GROUP COMPANIES SIMPLIFIED CHART
SCHEDULE C ALLOCATION OF THE SOLD SECURITIES AND OF THE PROVISIONAL PURCHASE PRICE AMONG THE SELLERS
SCHEDULE 1.1(A) CALCULATION OF THE CASH AS AT DECEMBER 31, 2023
SCHEDULE 1.1(B) CALCULATION OF THE FINANCIAL DEBT AS AT DECEMBER 31, 2023
SCHEDULE 1.1(C) DETAILED CALCULATION OF THE WORKING CAPITAL AS AT DECEMBER 31, 2023
SCHEDULE 3.2 FORMAT OF THE WRITTEN STATEMENT OF THE SELLERS’ AGENTS
SCHEDULE 3.3(A) DETAILED SCOPE OF WORK OF GRANT THORNTON FOR THE REVIEW OF THE COMPLETION ACCOUNTS PREPARED BY THE COMPANY
SCHEDULE 5.2(J)(1) FORM OF RESIGNATION LETTERS
SCHEDULE 5.2(J)(2) LIST OF DIRECTORS AND OFFICERS OF GRAVOTECH HOLDING TO RESIGN
SCHEDULE 6.3(A) INVESTMENT AND RECRUITMENT PLANS ADOPTED BY THE GROUP COMPANIES
SCHEDULE 9.4 KNOW YOUR CUSTOMER AND ANTI MONEY LAUNDERING COMPLIANCE
SCHEDULE 10.4 DETAILS FOR NOTICE

Agreement relating to the Sale and Purchase of Gravotech Holding Securities
This securities sale and purchase agreement is entered into on July 3, 2024.
Between the undersigned:
1.MML Capital Europe VI Equity II S.A., a Luxembourg société anonyme, having its registered office at 8, rue Lou Hemmer, L-1748 Senningerberg, Luxembourg and registered in the Luxembourg Trade and Companies Register under number B200078, represented by Mr. Fabrice Badouraly and Mr. Salman Tajak, duly empowered for the purposes hereof;
2.MML Capital Europe VI SA, a Luxembourg société anonyme, having its registered office at 8, rue Lou Hemmer, L-1748 Senningerberg, Luxembourg and registered in the Luxembourg Trade and Companies Register under number B192251, represented by represented by Mr. Fabrice Badouraly and Mr. Salman Tajak, duly empowered for the purposes hereof;
3.FPCI FIC 5, a French fonds professionnel de capital investissement, whose management company is Bpifrance Investissement, a French société par actions simplifiée, having its registered office at 27/31, avenue du Général Leclerc, 94710 Maisons-Alfort, France, and registered under number 433 975 224 R.C.S. Créteil, represented by Mr. Arnaud Legardeur, duly empowered for the purposes hereof;
4.Mr. Gérard Guyard, a French-American citizen, born on [•] and residing at [•];
5.Mrs. Joanna Ramon, a French citizen, born on [•] and residing at [•];
6.Altea Management, a French société à responsabilité limitée, having its registered office at 4, chemin de Favril, 69370 St Didier au Mont d'Or, France and registered in the French Trade and Companies Register under number 9799 029 071, represented by Mrs. Joanna Ramon, duly empowered for the purposes hereof
7.Mr. Pascal Cros, a French citizen, born on [•] and residing at [•], represented by Mr. Gérard Guyard, duly empowered for the purposes hereof;
8.Mr. Arnaud Linquette, a French citizen, born on [•] and residing [•];
9.Mr. Emre Vatansever, a French-Turkish citizen, born on [•] and residing at [•], represented by Mr. Arnaud Linquette, duly empowered for the purposes hereof;
10.Mr. Lionel Guillermin, a French citizen, born [•] and residing at [•], represented by Mr. Arnaud Linquette, duly empowered for the purposes hereof;
11.Mr. Ludovic Navarro, a French citizen, born on [•] and residing at [•], represented by Mr. Arnaud Linquette, duly empowered for the purposes hereof;
12.Mr. Vy-Luong Ly, a French citizen, born on [•] and residing at [•], represented by Mr. Arnaud Linquette, duly empowered for the purposes hereof;
13.Mr. Philippe Linquercq, a French citizen, born on [•] and residing at [•], represented by Mr. Arnaud Linquette, duly empowered for the purposes hereof;
14.Mr. Karim Benhamadouche, a French citizen, born on [•] and residing [•], represented by Mrs. Joanna Ramon, duly empowered for the purposes hereof;
15.Mr. Laurent Giraudeau, a French citizen, born on [•] and residing at [•], represented by Mr. Arnaud Linquette, duly empowered for the purposes hereof;
16.Mr. Cédric Tuallion, a French citizen, born on [•] and residing at [•], represented by Mr. Arnaud Linquette, duly empowered for the purposes hereof;
17.Mr. Samuel Page, a French citizen, born on [•] and residing at [•], represented by Mr. Arnaud Linquette, duly empowered for the purposes hereof;

18.Mr. Donal Kirch, an American citizen, born on [•] and residing at [•], represented by Mr. Arnaud Linquette, duly empowered for the purposes hereof;
19.Mr. Eric Pfrimmer, a French-German citizen, born on [•] and residing at [•], represented by Mr. Arnaud Linquette, duly empowered for the purposes hereof; and
20.Mrs. Qi Sun, a Chinese citizen, born on [•] and residing in [•], represented by Mr. Arnaud Linquette, duly empowered for the purposes hereof.
The Parties numbered 1 to 20 shall be hereinafter individually referred to as a “Seller” and collectively the “Sellers”. The Sellers are acting jointly and severally (conjointement et solidairement) for the purpose of this Agreement.
And:
21.Braton Europe Sarl, a French société à responsabilité limitée with a share capital of €66,405,265, having its registered office at 2 rue de la Troisième Révolution Industrielle Pa Pierre Mauroy, 59223 Roncq, France, identified under number 423 444 033 R.C.S. Lille Metropole, represented by Mrs. Ann Thornton, duly empowered for the purposes hereof (hereinafter the “Purchaser”);
The Purchaser and the Sellers are hereinafter referred to as the “Parties” and individually as a “Party”.
In the presence of:
22.Gravotech Holding, a French société par actions simplifiée with a share capital of €17,924,888, having its registered office at 466, rue des Mercières, Zone Industrielle Perica, 69140 Rillieux-la-Pape, France, identified under number 494 165 764 RCS Lyon, represented by Mr. Arnaud Linquette, duly empowered for the purposes hereof (“Gravotech Holding” or the “Company”);
Whereas
A.Gravotech Holding owns, directly or indirectly, the companies which are shown in the Group Companies simplified chart set out in Schedule A.
B.As at the date of this Agreement, Gravotech Holding has issued:
(i)9,397,501 ordinary shares (actions ordinaires) (the “Ordinary Shares”);
(ii)7,550,000 class 1 preferred shares (actions de preference de catégorie 1) (the “Class 1 Preferred Shares”);
(iii)482,177 class 2 preferred shares (actions de preference de catégorie 2) (the “Class 2 Preferred Shares”);
(iv)254,250 class 3 preferred shares (actions de preference de catégorie 3) (the “Class 3 Preferred Shares”, together with the Class 1 Preferred Shares and Class 2 Preferred Shares, the “Preferred Shares”); and
(v)15,100,000 convertible bonds (obligations convertibles en actions) (the “Convertible Bonds”).
The Ordinary Shares, the Preferred Shares and the Convertible Bonds, which represent and shall represent on the Completion Date 100% (on a fully diluted basis) of the Securities issued by Gravotech Holding, are hereinafter referred to collectively as the “Gravotech Holding Securities”.
C.The Gravotech Holding Securities are allocated among the Sellers as set forth in Schedule C.
D.The Purchaser and its advisers have had access to detailed information regarding the Group Companies, (i) made available by the Sellers and Amala Partners during the last quarter of 2023 and the first quarter of 2024, (ii) provided in an electronic data room which was open to the Purchaser and its advisers from December 2023 through March 2024 (the “Data Room”), (iii) contained in the information memorandum prepared by Amala Partners and the vendors’ due diligence reports prepared by Eight Advisory, LEK and Paul Hastings (together the “Reports”), (iv) provided through answers by the Sellers and their advisers to some questions raised by the Purchaser and its advisers (the “Q&A”) and (v) provided during management meetings and sites visits held with the Group Top Managers in November and December 2023.
E.After examining the findings resulting from the due diligence process, including, without limitation, the analysis of the information disclosed, conducted by the Purchaser and/or its advisors and experts, the Purchaser has confirmed its interest in acquiring the Gravotech Holding Securities.
F.On March 15, 2024 (the “Put Option Date”), MML Capital Europe VI Equity II SA, FPCI FIC 5 and Mr. Arnaud Linquette, acting as Sellers’ Agents as this term is defined in Clause 1.4 hereinafter, MML Capital Europe VI S.A. and Mr. Gérard Guyard and the Purchaser entered into an agreement pursuant to which, amongst other things, the Purchaser has undertaken to acquire the Sold Securities, as this term is defined hereinafter, on the terms and subject to the conditions set out in this Agreement (the “Put Option”), it being specified that the Put Option has been amended by a letter executed by the parties to the Put Option on July 3, 2024.
G.The Comité Economique et Social Central of Gravotech Marking has been duly informed and consulted in accordance with the applicable Laws and all necessary opinions (avis) have been issued as of the date of this Agreement, copies of which have been provided to the Purchaser. The employees of Gravotech Holding have also waived their rights to make a takeover offer according to article L. 23-10-1 of the French Commercial Code (Code de commerce).
H.The Purchaser wishes to acquire the Sold Securities, as this term is defined hereafter, and the Sellers wish to transfer the Sold Securities to the Purchaser.
I.The Parties have therefore decided to enter into this Agreement which sets out the terms and conditions pursuant to which the Sellers transfer to the Purchaser, and the Purchaser acquires from the Sellers, all the Sold Securities representing 100% of the share capital and voting rights of the Company on a fully diluted basis.

It is hereby agreed as follows:
1.Definitions and Interpretation
1.1Definitions
In this Agreement (including its Recitals and Schedules), the following words and expressions have the meanings ascribed to them below:
“Accounting Firm” means Mazars;
"Accounting Methodology" means French GAAP applied using the same accounting methods, practices, principles, policies and procedures that were used in the preparation of the consolidated and statutory financial statements of the Company for the financial year that ended on December 31, 2022, provided that if there is any conflict between the accounting methods, practices, principles, policies and procedures used in preparing the consolidated financial statements and French GAAP, French GAAP shall prevail. Notwithstanding anything herein to the contrary, all accounting results shall be in Euros, and to the extent not earned in Euros, all revenue shall be converted to Euros.
"Additional Conditions Precedent” has the meaning set out in Clause 4.3;
“Affiliate” means (a) concerning an Entity, means any Entity who, directly or indirectly through one or several Entities, controls or is controlled by such Entity, or is controlled, directly or indirectly, through one or several Entities, by an Entity which controls this Entity, directly or indirectly through one or several Entities, it being specified that Bpifrance SA and Bpifrance Assurance Export are excluded from this definition of Affiliate. For the purpose of this definition, the term “control” (or the verb “to control”) means the control as defined by paragraphs I and II of article L. 233-3 of the French Commercial Code; (b) in relation to a management company, means (i) any investment fund or any other investment structure of which that Entity, or any affiliate of that Entity in accordance with the terms of the above paragraph, is the management company, or (ii) the Entity that manages it; (c) in relation to an investment fund or any other investment structure, means (i) any investment fund or other investment structure that is managed or advised directly or indirectly by the same management company, (ii) any person that is the management company or that manages that Entity, or (iii) any affiliate of the management company or of the person that manages that person in accordance with the terms of the above two paragraphs; (d) concerning an individual, means (i) any relative to such individual, including in particular its spouse, partner within the meaning of the civil partnership (pacte civil de solidarité) and/or direct ascendants or descendants and/or (ii) any Entity which is controlled by such individual in accordance with article L.233-3 paragraph I of the French Commercial Code;
“Agreed Completion Date” means (i) the first Business Day of the calendar month immediately following the month during which the Condition Precedent will have been satisfied subject to the Condition Precedent having been satisfied at the latest ten (10) Business Days before the end of such month or (ii), if the Condition Precedent is satisfied later than ten (10) Business Days before the end of such month, the first Business Day of the second month following such month;
“Agreement” means this securities sale and purchase agreement;
“Anti-Corruption Regulations” means (i) the French legal and regulatory provisions relating to the fight against corruption and trafficking in influence, including but not limited to those set forth in Book IV, Title III “Des atteintes à l’autorité de l’Etat” and Title IV “Des atteintes à la confiance publique” of the French Criminal Code (Code pénal) and (ii) any of the foreign regulations relating to the fight against corruption having an extraterritorial application, in particular the American (Foreign Corrupt Practices Act of 1977) and the British (UK Bribery Act of 2010) ones, each as amended, to the extent these measures are applicable;
“Authorisations” means any approval, consent, licence, certification, registration, permit, decision, waiver, exemption or other authorisation (including the undisputed expiry of a timeframe imposed by any legislation or regulation which stipulates that a transaction may be carried out after the expiry of an imposed timeframe if notice is given and no objection is raised) issued, given, granted or otherwise made available by or under the authority of any Governmental Authority or that is required in order to comply with any Law.
“Archives” has the meaning set out in Clause 6.2(b);

“Business Day” means any day (except any Saturday, Sunday or a public holiday) on which banks in both Paris and Milwaukee are open for business;
"Cash" means the aggregation of the following consolidated assets of the Group Companies existing as at the Completion Date: (i) all amount of any cash and bank deposits including, without limitation, cash at bank and in hand, determined in accordance with the Accounting Methodology and (ii) all receivables related to R&D tax credit (Credit Impôt Recherche) relating to the fiscal year ended on December 31, 2020 and December 31, 2021, determined in accordance with the Accounting Methodology.
The calculation of the Cash as at December 31, 2023 is attached in Schedule 1.1(A).
“Certificate” has the meaning set out it in Clause 3.3(a);
“Claim” has the meaning set out it in Clause 8.3(a);
“Class 1 Preferred Shares” means the 7,550,000 class 1 preferred shares (actions de preference de catégorie 1) issued by Gravotech Holding as set out in Recital (B);
“Class 2 Preferred Shares” means the 482,177 class 2 preferred shares (actions de préférence de catégorie 2) issued by Gravotech Holding as set out in Recital (B);
“Class 3 Preferred Shares” means the 254,250 class 3 preferred shares (actions de préférence de catégorie 3) issued by Gravotech Holding as set out in Recital (B);
“Companies’ Business” means the engraving, marking and cutting solutions business;
"Completion Accounts" has the meaning set out in Clause 3.3(a);
“Completion” means the completion of the sale by the Sellers to the Purchaser and of the purchase by the Purchaser from the Sellers of the Sold Securities, in accordance with the terms and conditions of this Agreement;
“Completion Date” means the date on which the Completion takes place in accordance with Clause 5.1;
“Condition Precedent” has the meaning set out in Clause 4;
“Control” means the direct or indirect controlling power of an Entity or of an individual over another Entity as defined in Article L. 233-3 of the French Commercial Code (Code de commerce) (except for section III of said Article), it being specified that an investment fund shall be deemed Controlled by its management company.
“to Control" or "Controlling” means with respect to any Entity, to possess or possessing Control of that Entity;
“Convertible Bonds” means the 15,100,000 convertible bonds (obligations convertibles en actions) issued by Gravotech Holding as set out in Recital (B);
“Data Room” has the meaning set out in Recital (D);
“Disputed Items” has the meaning set out in Clause 3.3(b);
“Encumbrance” means any pledge, lien, claim, charge, usufruct, encumbrance, security interest, right of first refusal or right of first offer, right of pre-emption, guarantee, as well as any other real or personal right (droit réel ou personnel) which has the purpose or the effect of restricting possession, exercise, full ownership or free transferability (including inter alia a sale agreement, non-compete obligation, non-transferability obligation, pre-emptive right, preferential agreement, tag-along right, drag-along right, escrow arrangement, right of retention, retention of title clause, claim or demand) or any other third-party right or obligation of any kind that has a similar purpose or effect, or any agreement to create any of the foregoing;
“Entity” means and includes any form of legal entity, company (including any limited liability company or joint stock company), corporation, general partnership, limited liability partnership, joint venture, trust, economic interest group, firm or other enterprise incorporated or not, organization, or any other form of legal association including any type of fund;
"Estimated Cash" has the meaning set out in Clause 3.2;
"Estimated Financial Debt" has the meaning set out in Clause 3.2;
"Estimated Net Debt" means the Estimated Financial Debt less the Estimated Cash. If any of the items is included in the Working Capital, it shall not be included in the definition of Estimated Net Debt;
"Estimated Working Capital" has the meaning set out in Clause 3.2;
“Existing Financial Debt” means all outstanding and unpaid amounts owing at Completion (in principal, capitalized and accrued interests, penalties, breakage costs and any other sum) due by the Group Companies to lenders under (i) the Senior Existing Debt and (ii) the Mezzanine Existing Financing, including all interests, fees, related hedge, swap, or any other derivative agreement commitments, commissions and penalties relating thereto;
"Expert" has the meaning given to such term in Clause 3.3(c);
“Extended Longstop Date” has the meaning set out it in Clause 4.4(c);
“Fight Against Money Laundering and Financing of Terrorism Regulations” means (i) any French legal and regulatory provisions relating to fight against money laundering, including but not limited to those set forth in Book III, Title II “Des autres atteintes aux biens” of the French Criminal Code (Code pénal), and those relating to fight against financing of terrorism in particular those included in Book IV, Title II “Du Terrorisme” of the French Criminal Code (Code pénal) and those included in Book V, Title VI “Obligations relatives à la lutte contre le blanchiment des capitaux, le financement des activités terroristes, les loteries, jeux et paris prohibés et l’évasion et la fraude fiscale” of the French Monetary and Financial Code (Code monétaire et financier) and (ii) any of the foreign regulations relating to fight against money laundering and financing of terrorism, to the extent these measures are applicable;
"Financial Debt" means the aggregation of the following consolidated liabilities of the Group Companies excluding any deductions related to debt issuance cost existing as at the Completion Date:
(i)all indebtedness for borrowed money from financial institutions including overdraft, obligations evidenced by a note, bond, debenture or similar instrument and non-interest bearing debt owed to financial institutions (including, for the avoidance of doubt, the Existing Financial Debt and the Operating Debt, but excluding Convertible Bonds);
(ii)all finance lease and finance lease-back arrangements debt, whether accrued or not;
(iii)any obligation owed for all or any part of the deferred purchase price of a business, whether accrued or not;
(iv)the mark-to-market value of derivative financial instruments whether optional or committed related to interest hedging and foreign exchange hedging, whether accrued or not, if this is a liability;
(v)all recourse liabilities and other liabilities (whether conditional or unconditional, present or future) arising from any transactions related to the assignment of receivables for financing purposes by the Group Companies to any third party, including all factoring agreements and similar agreements executed for the purpose of obtaining financing, whether accrued or not;
(vi)all prepayment penalties, breakage and redemption costs and cost triggered by the execution or consummation of this Securities Sale and Purchase Agreement (and in particular (x) the early repayment penalties related to the redemption of the Existing Financial Debt, (y) the breakage costs related to the early termination of interest swaps and other derivatives and (z) any penalties resulting from change in control provisions) unpaid at the Completion Date, whether accrued or not;
(vii)all unpaid finder’s fees, commissions, brokerage or advisors’ fees triggered by the transaction contemplated by this Agreement regardless of whether payable at Completion or thereafter, without any double counting and with the exception of any amount deducted from the amount of the Cash of the Company at Completion which will be calculated to determine the Provisional Purchase Price;
(viii)all unpaid bonuses, severance payments or similar incentives to management, employees or members of the supervisory board triggered by the transaction contemplated by this Agreement, without any double counting and with the exception of any amount deducted from the amount of the Cash of the Company at Completion which will be calculated to determine the Provisional Purchase Price;
(ix)all corporate income tax liabilities other than deferred tax liabilities;
(x)all dividends which have been approved on or before the Completion Date and are unpaid;
(xi)all amounts, excluding the amount of the subvention, related to the existing agreement named Contrat d'aide en subvention et en avance remboursable dated May 15, 2023, entered into between Bpifrance and Gravotech Marking;
(xii)all 2023 bonuses and the accrued 2024 bonuses through Completion;
(xiii)all accrued and capitalized interests related to the items listed above;
determined in accordance with the Accounting Methodology.
For the avoidance of doubt, all assets and liabilities included in the Working Capital shall not be included in the Net Debt and vice versa.
The calculation of the Financial Debt as at December 31, 2023 is attached in Schedule 1.1(B).
“Financing Commitments” has the meaning set out it in Clause 9.6;
“Governmental Authority” means any nation or government authority, international, European, national, supra-national, regional, departmental, municipal or local body with executive, legislative, judicial, regulatory or administrative authority including any governmental authority, State or State union authority or federation authority or any subdivision thereof or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, including any court, administrative agency, commission or other judicial body having competent jurisdictions over the subject matter;
“Group” means the Group Companies taken as a whole;
“Group Companies” means Gravotech Holding and its Subsidiaries and “Group Company” means any of them;
“Group Top Managers” means Mr. Arnaud Linquette, Mr. Lionel Guillermin, Mr. Philippe Linquercq, Mr. Vy-Luong Li, Mr. Rémy Gaillard, Mrs. Qi Sun, Mr. Eric Pfrimmer, Mr. Donal Kirch, Mrs. Joanna Ramon and Mr. Russell Boa;
“Gravotech Holding” means Gravotech Holding, as set out in the Parties’ recital;
“Gravotech Holding Securities” has the meaning set out in Recital (B);
“Gravotech Holding Shareholders’ Agreement” means the shareholders' agreement regarding Gravotech Holding dated March 29, 2018 as amended;
“Guarantee” has the meaning set out in Clause 8.1;
“Indemnification” means the amount of each indemnification payable by the Sellers to the Purchaser under the Guarantee set out in Clause 8;
“Intellectual Property Rights“ means in France and any other country, any trademark, invention, patent, Soleau envelope, know-how, trade secret, trade name, company name, copyright, neighbouring right,

confidential information, drawing, design, software (including any specific software and software package as well as the related documentation concerning IT systems, application software and the revised objects and source code therefor), database right, domain name, licence and any related application or registration;
“Law” means any applicable statute, law, ordinance, rule, regulation, order, judgment, injunction, permit, licence, approval or decree enacted, adopted, issued or promulgated by any Governmental Authority;
“Longstop Date” means October 2, 2024 (at noon CET);
“Loss” means any injury, damage, debt, liability, loss (including inter alia a business loss), shortfall in profit or charge, the absence or inadequacy of, or decrease in, assets, an increase in liabilities, damages, interest, a penalty, fine, cost or expense (including but not limited to costs of proceedings, the fees and expenses of lawyers and advisers, indemnities and/or late-payment interest);
“Material Adverse Event” means the occurrence of any fact and/or event which would affect materially the assets of the Group Companies located in La Chapelle Saint-Luc (France), making it impossible to keep Gravotech Marking’s production lines operating at this site;
“Mezzanine Existing Financing” means the 850 mezzanine bonds issued in accordance with a contrat de prise ferme dated March 29, 2018, entered into between the Company as issuer and Eurazeo Investment Manager – EIM as arranger and agent, Eurazeo Private Debt Continuation Funds I and Idinvest Dette Privée SAS as subscribers;
"Net Debt" means the Financial Debt less the Cash. If any of the items is included in the Working Capital, it shall not be included in the definition of Net Debt;
“Normalized Working Capital” means 23,048,000.00 (twenty-three million and forty-eight thousand) euros. See Schedule 1.1 for detailed calculation and accounts included;
“Objection Notice” has the meaning set forth in Clause 3.3(b);
“Objection Period” has the meaning set forth in Clause 8.3(c);
“Operating Debt” means, with the exception of the Existing Financial Debt, all indebtedness for borrowed money from financial institutions by the Group Companies listed below: (i) State guaranteed loan with LCL, (ii) State guaranteed loan with Arkéa, (iii) State guaranteed loan with BNPP, (iv) State guaranteed loan with CIC, (v) State guaranteed loan with BPI, (vi) State guaranteed loan with CACE, (vii) Operating loan BPI DOS0067448, (viii) Operating loan BPI DOS0105512, (ix) Operating loan BPI DOS0033716, (x) Factoring agreement and (xi) BNPP lease CTLO19114186;
“Ordinary Course of Business” means, with respect to a company, any action that is similar in nature and magnitude to actions customarily and typically taken in the ordinary course of the normal, reasonable and prudent management of day-to-day operations of a company and which is consistent with the management practices of a company during the two (2) years preceding the date of this Agreement and with the Law, on the understanding that any operation that is not carried out in accordance with the above-mentioned principles shall be deemed to be outside the Ordinary Course of Business. Notwithstanding the foregoing, any Group Company entering into any exclusive agreement will be deemed not to be an action in the Ordinary Course of Business;
“Ordinary Shares” means the 9,397,501 ordinary shares (actions ordinaires) issued by Gravotech Holding as set out in Recital (B);
“Parties” and “Party” have the meaning set out in the Parties’ recital;
“Person” means a natural person or an Entity;
“Preferred Shares” means all the preferred shares (actions de préférence) issued by Gravotech Holding as set out in Recital (B);
“Pre-closing Notice” has the meaning set out in Clause 3.2;

“Provisional Purchase Price” has the meaning set out in Clause 3.2.
“Purchase Price" has the meaning set out in Clause 3.1;
“Purchase Price Adjustment" has the meaning set out in Clause 3.3;
“Purchaser” has the meaning set out in the Parties’ recital;
“Purchaser’s Completion Obligations” has the meaning set out in Clause 5.3;
“Purchaser’s Legal Adviser” means Eversheds;
“Purchaser’s Professional Advisers” means all the professional advisers who have provided assistance to the Purchaser in connection with the transactions contemplated in this Agreement including but not limited to Deloitte and Eversheds;
“Put Option” has the meaning set out in Recital (F).
“Put Option Date” has the meaning set out in Recital (F).
“Q&A” has the meaning set out in Recital (D);
"Related Party" means, with respect to a specified individual or Entity, (i) its Affiliates, (ii) its shareholders, directors, officers, representatives and executives (cadres dirigeants) , and (iii) the spouse, civil partner and relatives up to the fourth-degree kinship of such individual and the Entities that such individual, spouse, civil partner and relatives Control;
“Regulatory Clearance” means the clearance of the French Ministre de l’Economie et des Finances in relation to the French foreign direct investment Laws and regulations;
“Required Regulatory Authority” means the French Ministre de l’Economie et des Finances;
“Reports” has the meaning set out in Recital (D).
“Sanctioned Country” means any country or territory that is subject to general restrictions relating to exports, imports, financings or investments under the Sanctions Regulations. As at the date hereof, the Sanctioned Countries are North Korea, Cuba, Iran, Sudan, Syria and the territory of Crimea and Sebastopol, as well as the Ukrainian oblasts of Donetsk, Kherson, Luhansk and Zaporizhzhia, it being specified that this list may be amended from time to time;
“Sanctioned Person” means a Person that is (a) the subject of Sanctions Regulations, (b) resident in, located in, or organized under the Laws of a Sanctioned Country, or (c) majority-owned or Controlled directly or indirectly by any of the foregoing;
“Sanctions Regulations” means any restrictive measures enacted, adopted, administered, imposed or enforced by the United Nations Security Council and/or the European Union and/or the State of the French Republic through the Direction Générale du Trésor (DGT) and/or the US government through the Office of Foreign Assets Control of the US Department of Treasury (OFAC) and/or the Bureau of Industry and Security (BIS) of the US Department of Commerce and/or the United Kingdom through Her Majesty’s Treasury (HMT) and/or any other similar authority enacting restrictive measures, to the extent these measures are applicable;
“Security” or “Securities” means in relation to an Entity on a particular date: (a) any class of ordinary or preference share, any convertible bond and any other security of any kind whatsoever issued or that will be issued (upon exercise, conversion, redemption or else of a given security or right) by any Entity and that entitles or may entitle its holder, directly or indirectly, immediately or in the future, by any means whatsoever, to an allotment of shares or securities that represent or give their holder access to a portion of the share capital, financial rights, liquidation surplus and/or voting rights of the said Entity; (b) the preferential right to subscribe for any issue of the above securities or the allotment right resulting from a capital increase carried out through the capitalization of reserves; (c) any split ownership of the above securities; and (d) any other security of the same kind as those referred to above and that are issued or allotted by any Entity by any means whatsoever as a result of a change of corporate form, merger, demerger, partial contribution of assets or similar operation involving the said Entity;
“Sellers” and “Seller” have the meaning set out in the Parties’ recital;
“Sellers’ Accounting Firm” means 8 Advisory;
“Sellers’ Agents” has the meaning set out in Clause 1.4;
“Sellers’ Completion Obligations” has the meaning set out in Clause 5.2;
“Sellers’ Legal Adviser” means Paul Hastings (Europe) LLP;
“Sellers’ Pivot Account” means the pivot bank account open on the name of the Sellers by LCL in order to receive on (i) the Completion Date, the Provisional Purchase Price and (ii) after the Completion Accounts process, if possible in accordance with LCL’s policy, the Purchase Price Adjustment.
“Sellers’ Professional Advisers” means all the professional advisers who have provided assistance to the Sellers under this Agreement in connection with the transactions contemplated in this Agreement, i.e. Amala Partners, Eight Advisory, LEK and Paul Hastings;
“Seller’s Related Party” means any Related Party of the relevant Seller and any director, officer or employee of the Seller;
“Senior Employee” means any employee, manager or legal representative of any Group Company with an annual gross compensation in excess of 130,000 euros;
“Senior Existing Debt” means the senior credit agreement dated March 29, 2018, as amended, entered into between the Company, as borrower, and Crédit Lyonnais as mandated arranger, facility agent and security agent, Arkéa Banque Entreprises et Institutionnels, BNP Paribas, Caisse Régionale de Crédit Agricole Mutuel Centre Est, CIC Lyonnaise de Banque, Crédit Lyonnais, as lenders;
“Sold Securities” means the Gravotech Holding Securities to be sold entirely by the Sellers to the Purchaser on the Completion Date. The allocation of the Gravotech Holding Securities and Sold Securities, as of the date hereof, is set forth in Schedule C;
“Subsidiary” means an Entity in which another Entity has a direct or indirect shareholding, participation or interest, whether Controlling or non-Controlling;
“Tax” means: (i) all forms of taxation, duties, imposts, withholding, deduction, levies, value added tax and contributions, of whatever nature, whether direct or indirect, and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference, whenever and wherever imposed, including all social security charges, social and insurance contributions and employment and payroll taxes, and any associated interest, penalty, surcharge or fine, imposed by any Governmental Authority; (ii) any liability for any amount of the types described in clause (i) as a result of being a member of a tax consolidated group or similar arrangement and (iii) any liability for the payment of any amount of the types described in (i) or (ii) above as a result of being a transferee or successor to any Person or as a result of any obligation to indemnify any other Person;
“Third-Party” means any Person that is not a party to this Agreement;
“Third-Party Claim” has the meaning set out in Clause 8.4;
“Triggering Event” has the meaning set out in Clause 8.1;
"Working Capital" means the difference between "Current Assets” less the “Current Liabilities" where:
"Current Assets" shall mean the arithmetic sum of the following items (as derived from the Completion Accounts):
(i)Net inventories;

(ii)Net accounts receivables;
(iii)Advanced payments for orders;
(iv)other receivables (for the avoidance of doubt, corresponds to the account number A41060);
(v)Prepaid expenses;
determined in accordance with the Accounting Methodology;
"Current Liabilities" shall mean the arithmetic sum of the following items (as derived from the Completion Accounts, without any double counting and with the exception of any amount deducted from the amount of the Cash of the Company at Completion which will be calculated to determine the Provisional Purchase Price):
(i)Trade accounts payable;
(ii)Payables related to acquisition of Tangible assets;
(iii)Advances & prepayment paid;
(iv)Personal & social contribution payable;
(v)Sales commissions accrual & social contribution;
(vi)Holidays paid accrual & social contribution;
(vii)Other debts;
(viii)Deferred income;
An example of calculation of the Working Capital is set out in Schedule 1.1(C).
"Working Capital Target Ceiling" means 24,548,000 (twenty-four million five hundred and forty-eight thousand) euros.
"Working Capital Target Floor" means 21,548,000 (twenty-one million five hundred and forty-eight thousand) euros.
1.2Interpretation
In this Agreement, unless otherwise expressly stated:
(a)references to this Agreement or any other document shall mean references to this Agreement or such other document as varied, amended or supplemented in any manner, except to the extent prohibited by this Agreement;
(b)references to the Recitals, Clauses and Schedules and sub-divisions of them are references to the Recitals and Clauses of, and Schedules to, this Agreement and sub-divisions of them respectively, and the Recitals of and Schedules to this Agreement form part of this Agreement;
(c)French wording inserted in italics refers to French legal concepts and shall be interpreted in compliance with French Law;
(d)references to the singular include the plural and vice versa;
(e)references to one gender shall be construed where applicable to include both genders;
(f)headings are inserted for convenience only and shall be ignored in construing this Agreement;
(g)all references to a particular time of day are references to Paris time;

(h)when used in this Agreement the term “or” is not exclusive and the term “including” and its variants mean “including, without limitation” and its variants;
(i)when used in this Agreement the terms “hereof,” “herein,” “hereby,” “hereto,” “hereinafter” and derivatives or similar words refer to this entire Agreement, including the Preamble, Recitals of and the Schedules to this Agreement; and
(j)any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall not be required to be done or taken on such day but on the first succeeding Business Day thereafter.
1.3Nature of the obligations of the Sellers
The obligations of the Sellers under this Agreement as well as the representations or covenants given or made by the Sellers under this Agreement are joint but not several (conjointes mais non solidaires). Notwithstanding any other provisions set forth in this Agreement, no Seller shall have any liability for any breach by another Seller of its obligations, representations or covenants under this Agreement.
1.4Sellers’ Agents
(a)The Sellers hereby irrevocably grant an exclusive and irrevocable joint mandate (“mandat d’intérêt commun”) to (i) MML Capital Europe VI Equity II SA, represented by Mr. Fabrice Badouraly and Mr. Salman Tajak and (ii) FPCI FIC 5, represented by Bpifrance Investissement, itself represented by Mr. Arnaud Legardeur and (iii) Mr. Arnaud Linquette (together the “Sellers’ Agents”), that each of MML Capital Europe VI Equity II SA, FPCI FIC 5, represented by Bpifrance Investissement and Mr. Arnaud Linquette accepts, with any and all powers necessary and/or useful to exercise any right or perform any obligation under this Agreement in their name and on their behalf. This mandate is granted with effect as of the date hereof until the date on which the Parties have no further obligation or liability vis-à-vis the Purchaser under this Agreement. In view of the mutual interest it represents for the Sellers, the Sellers’ Agents shall incur no liability vis-à-vis the Sellers in connection therewith and such power of attorney is irrevocable. Such power of attorney (i) may be delegated by each Sellers’ Agent in case of default or inability to fulfill his responsibilities as Sellers’ Agent, provided however that, in such a case, the Sellers undertake to immediately inform the Purchaser accordingly and that the replacement of the Sellers’ Agent shall be effective and enforceable against the Purchaser and the Sellers upon receipt of a written notice from the substitute accepting his appointment as Sellers’ Agent, and (ii) shall survive the death or incapacity of each of the Sellers.
(b)Each Sellers’ Agent will in particular:
(i)make in the name and on behalf of its constituents or coordinate with the representatives of the Purchaser and the Purchaser’s Professional Advisers any of the filings that are required to be made under this Agreement, and take all necessary or appropriate actions on their behalf, in connection with any authorization, approval or consent from any Governmental Authority required to be obtained for the consummation of the transactions contemplated in this Agreement, in all cases, in accordance with the terms of this Agreement;
(ii)receive in the name and on behalf of its constituents notices from the Purchaser and make any notification to the Purchaser in the name and on behalf of its constituents, as provided in this Agreement, and more generally execute and/or deliver to the Purchaser, on behalf of its constituents any of the receipts, certificates, notices, letters, records, certified copies or other documents as contemplated in this Agreement or enter into any agreement on behalf of its constituents as provided therein;
(iii)waive any rights or conditions set out in this Agreement in favour of its constituents, accept and conclude any amendment to this Agreement in the name and on behalf of its constituents as long as it does not substantially affect the rights and obligations of its constituents; or

(iv)terminate this Agreement and/or bring any action against the Purchaser for breach of this Agreement as if taken, exercised or performed by them;
it being understood that any action taken, right exercised or obligation performed by the Sellers’ Agents in accordance with the terms and conditions of this Clause 1.4 shall be binding on their constituents.
(c)The Sellers’ Agents may not act without prior consultation with the Sellers and without taking into account their reasonable suggestions, provided that such Seller reply with its suggestions or advice within the delay expressly mentioned by the Sellers’ Agents. However, in the event of a manifest discrepancy, the Sellers’ Agents may act as they consider in the best interests of the Sellers as a whole, without incurring any liability vis-à-vis the Sellers.
(d)The appointment of the Sellers’ Agents shall in no manner release their constituents from any of their obligations under this Agreement.
(e)In compliance with the provisions of article 1161, paragraph 2 of the French Civil code, the Parties authorize the Sellers’ Agents which are also Sellers to act on their behalf and their account under this Agreement, as agent, as well as on their own name and account, as the case may be.
(f)To the fullest extent permitted by applicable Laws, the appointment of the Sellers’ Agents shall not be affected by the death, incapacity or dissolution of any of the Sellers and shall inure to and be binding upon the heirs, successors and representatives of each of the Sellers.
(g)Each notice sent by the Purchaser to the Sellers’ Agents shall be valid and be deemed to be received by all Sellers, and the Purchaser has no obligation under this Agreement to notify or take any action towards any of the Sellers directly, and each Seller shall be irrevocably deemed to have received notices and communications under this Agreement if and only if the said notices or communications are received by the Sellers’ Agents in accordance with the terms and conditions of this Agreement.
(h)Each of the Sellers shall be irrevocably deemed to have sent notices or communications under this Agreement if and only if the said notices or communications are sent by the Sellers’ Agents in a joint letter. For the avoidance of doubt one Sellers’ Agent cannot send a notice under this Agreement without the other Sellers’ Agent. Any notice, opinion or communication sent by any Seller other than the Sellers’ Agents shall be deemed ineffective between the Parties and deemed never to have been sent.
(i)The Sellers and the Purchaser must not take action to hold a Sellers’ Agent liable as a direct or an indirect result of the exercise (or failure to exercise) its duties as Sellers' Agent, save in the event of negligence or gross misconduct (faute grave or faute lourde).
2.Sale and purchase
2.1Sale and purchase of the Sold Securities
On the terms and subject to the conditions set out in this Agreement, including in particular the satisfaction of the Condition Precedent and the Additional Conditions Precedent, each Seller hereby sells to the Purchaser the Sold Securities, free from all Encumbrances, and the Purchaser hereby purchases the Sold Securities from the Sellers, effective on the Completion Date.
2.2Transfer of the full ownership of and title to all the Sold Securities
The Parties hereby agree, as provided in Article R. 228-10 of the French Commercial Code (Code de commerce), that transfer of full ownership of and title to the Sold Securities shall occur only on the Completion Date after performance of the Sellers’ Completion Obligations and the Purchaser’ Completion Obligations including upon payment of the Provisional Purchase Price. The Sellers hereby mandate Gravotech Holding to register, as of the Completion Date, the transfer of ownership of and title to the Sold Securities in the Purchaser’s security holder account by debiting their security holder accounts, as provided in Articles L. 228-1 and R. 228-10 of the French Commercial Code (Code de commerce), which Gravotech Holding agree to do.

2.3Rights attaching to the Sold Securities - Absence of Encumbrance
The Sold Securities shall be transferred by the Sellers to the Purchaser, on the Completion Date, free and clear of any Encumbrance, together with all rights attached to the Sold Securities including those rights in connection with the current fiscal year.
3.Purchase Price – Provisional Purchase Price – Purchase Price Adjustement – Repayment of the Existing Financial Debt
3.1Purchase Price
Subject to any further adjustment in accordance with the terms of Clause 3.3 below, the aggregate consideration payable by the Purchaser to the Sellers for the purchase of the Sold Securities (the “Purchase Price”) shall be equal to 120,000,000 (one hundred and twenty million) euros (the “Enterprise Value”):
(i)minus the Financial Debt at Completion;
(ii)plus the Cash at Completion; and
(iii)plus the amount of any excess of Working Capital at Completion above the Working Capital Target Ceiling; or
(iv)minus the amount of any shortfall of Working Capital at Completion below the Working Capital Target Floor.
For avoidance of doubt, if the Working Capital at Completion is equal to an amount between the Working Capital Target Floor and Working Capital Target Ceiling, inclusive, there will be no adjustment to purchase price.
3.2Provisional Purchase Price
(a)No later than ten (10) Business Days prior to the Agreed Completion Date, the Sellers’ Agents, acting reasonably and in good faith, shall deliver to the Purchaser a written statement signed by the Sellers’ Agent (the “Pre-Closing Notice”) setting out their reasonable good faith estimate of:
(i)the Cash of the Company at Completion (the “Estimated Cash”);
(ii)the Financial Debt of the Company at Completion (the “Estimated Financial Debt”);
(iii)the Working Capital of the Company at Completion (the “Estimated Working Capital”);
established, in accordance with the Accounting Methodology and consistent with past practices and with the assistance of the Sellers’ Accounting Firm, in the format set forth in Schedule 3.2, together with all supporting details of how the estimated amounts were calculated. The Pre-Closing Notice shall also indicate the provisional Purchase Price, based on the amounts above (the “Provisional Purchase Price”) and shall be equal to 120,000,000 (one hundred and twenty million) euros (the “Enterprise Value”):
(i)minus the Estimated Financial Debt;
(ii)plus the Estimated Cash; and
(iii)plus the amount of any excess of the Estimated Working Capital above the Working Capital Target Ceiling; or
(iv)minus the amount of any shortfall of the Estimated Working Capital below the Working Capital Target Floor.
For avoidance of doubt, if the Estimated Working Capital is equal to an amount between the Working Capital Target Floor and Working Capital Target Ceiling, inclusive, there will be no adjustment to Purchase Price.

3.3Purchase Price Adjustment
(a)Completion Accounts
The Company, with the support of Grant Thornton for their review in accordance with the detailed scope of work attached in Schedule 3.3(a), shall prepare the draft Completion Accounts and deliver them to the Purchaser no later than seventy-five (75) Business Days after the Completion Date.
As soon as practicable after such delivery, and at the latest within ninety (90) Business Days after such delivery, the Purchaser shall deliver to the Sellers’ Agents a written certificate (the “Certificate”) setting forth:
(i)the Working Capital, the Cash and the Financial Debt of the Company as of the Completion Date (the “Completion Accounts”), together with copies of all supporting accounts as of the Completion Date, as well as their calculation of the purchase price adjustment (the “Purchase Price Adjustment”), if applicable;
(ii)a calculation of the adjustment payments (if any) pursuant to Clause 3.3(e).
The Sellers’ Agents and their respective advisers shall have access to the records, accounts and other information of relevance as well as to the management and relevant employees of the Company as they may reasonably request for the preparation of and conduct of their review of the Completion Accounts and the Certificate and, if applicable, in the event of any subsequent disagreement and expert procedure pursuant to Clauses 3.3(b) through 3.3(d) below. Upon reasonable request, the Purchaser shall also procure the support of the Company’s accounting staff.
In case the Purchaser fails to notify the Completion Accounts and the Certificate within the seventy-five (75) Business Day period mentioned above, the Sellers’ Agents shall be entitled to formally summon the Purchaser to provide the Completion Accounts and the Certificate and take any appropriate legal action, including in summary proceedings, should the Purchaser not remedy this breach within five (5) Business Days thereafter. In the case where the Sellers’ Agents would not have received the Completion Accounts and the Certificate within a forty-five (45) Business Day period following the end of the seventy-five (75) Business Day period mentioned above, the Sellers’ Agents shall be entitled to notify the Purchaser that the Provisional Purchase Price shall be deemed final and binding for all purposes under this Agreement.
(b)Disputed Items
The Sellers’ Agents may give notice (the “Objection Notice”) to the Purchaser within twenty (20) Business Days following receipt by the Sellers’ Agents of the Completion Accounts and of the Certificate that they disagree with one or several specific items in the Completion Accounts regarding the Working Capital, the Cash and/or the Financial Debt (the “Disputed Items”) as well as with the Purchase Price Adjustment, stating in writing and in detail the reasons for their disagreement and a good faith estimate of the amount(s) in dispute. All financial items not mentioned in the Objection Notice as Disputed Items shall be considered as final and binding between the Parties. If the Sellers’ Agents do not give an Objection Notice within such twenty (20) Business Day period, the Completion Accounts and the respective calculation of the Working Capital, the Cash and the Financial Debt as well as of the Purchase Price Adjustment referred to in the Certificate shall be deemed final and binding on the Parties for all purposes.
(c)Resolution of Disputed Items
The Parties shall endeavor to resolve in good faith any disagreement with respect to the Completion Accounts and the Certificate within ten (10) Business Days after Purchaser’s receipt of the Objection Notice.
If the Sellers’ Agents and the Purchaser do not reach an agreement on the Completion Accounts and on the amounts of the Working Capital, the Net Debt, the Purchase Price and the Purchase Price Adjustments within the period referred to above, then the Disputed Items (and only the

Disputed Items) shall be referred, on the application of the most diligent Party between the Purchaser and the Sellers’ Agents, for determination by an Accounting Firm.
If such Accounting Firm (or any of its successors) appointed in accordance with the procedure set out hereafter refuses, or is unable to carry out its assignment hereunder, then the Purchaser and the Sellers’ Agents shall use all reasonable endeavors to agree on the appointment of another independent firm of internationally recognized chartered accountants. Failing an agreement between the Purchaser and the Sellers’ Agent on such designation within ten (10) Business Days, any of them may request the President of the Commercial Court of Paris ruling under summary proceedings (statuant en référé) to appoint an independent firm of internationally recognized chartered accountants.
The Accounting Firm referred to above or its successors appointed in accordance with the procedure set out above shall be referred to herein as the “Expert”.
(d)Determination of the Purchase Price by the Expert
(i)Following appointment of the Expert, the Purchaser and the Sellers' Agents shall each promptly (and in any event within such time frame as reasonably enables the Expert to make its decision in accordance with the period set forth in paragraph (i) below) prepare and deliver to the Expert a written statement on the Disputed Items together with all relevant documents in connection therewith.
(ii)The mission of the Expert shall be limited to the review and resolution of the Disputed Items based solely upon the elements presented by the Parties and not by independent review. In determining each Disputed Item, the Expert may not assign value to such Disputed Item greater than the greater value allowed to such Disputed Item by either the Sellers' Agent or the Purchaser or lesser than the lower value allowed to such Disputed Item by either of the Sellers' Agents or the Purchaser.
(iii)The Expert shall act as a “tiers arbitre” in accordance with the provisions of article 1592 of the French Civil Code and its decision shall be final and binding on the Parties save in the event of manifest error (erreur grossière).
(iv)The procedure of the Expert shall comply with the principle of contradictory process (principe du contradictoire) and in particular:
–give the Parties a reasonable opportunity to make written and oral representations to it;
–require that the Parties supply each other with a copy of any written representations at the same time as they are made to the Expert; and
–permit each Party to be present while oral submissions are being made by any other Party.
(v)The Expert shall make its decision after due hearings of the Purchaser and the Sellers' Agents, it being specified that the Expert shall not hear the Purchaser or the Seller's Agents (or their respective advisors) without having also offered to hear the other Party.
(vi)The Purchaser and the Sellers shall co-operate with the Expert and comply with its reasonable requests made in connection with the carrying out of its duties under this Securities Sale and Purchase Agreement. In particular, without limitation, the Purchaser shall keep up to date and make available to the Expert and the Sellers’ Agents its books and records relating to the Group Companies during the period from the appointment of the Expert down to the making of the relevant determination.
(vii)The Purchaser and the Sellers shall, and shall procure that their accountants and other advisers shall, instruct the Expert to keep all information and documents provided to them pursuant to this Clause confidential and shall not use the same for any purpose, except for disclosure or use in connection with the performance of its duties by the Expert.

(viii)The Expert shall make its best efforts to give its decision in the English language within sixty (60) calendar days of acceptance by the Expert of its appointment hereunder (or such later date as the Expert may reasonably determine if the circumstances require a longer period to conduct its assignment).
(ix)The decision of the Expert shall be binding upon the Parties and the Expert shall provide the Purchaser and the Sellers' Agents with the final amounts of the Net Debt and the Working Capital and specify in reasonable details what adjustments, if any, have been made to the Completion Accounts in respect of the Disputed Items.
(x)The fees of the Expert shall be shared equally by the Sellers, on the one hand, and by the Purchaser on the other hand.
(xi)For purposes of the determination of the amounts of the Net Debt, the Working Capital, the Purchase Price and the Purchase Price Adjustment, the Parties and the Expert shall be bound by and shall apply the Accounting Methodology, the definitions, formula and other terms set forth in this Securities Sale and Purchase Agreement.
(e)Post-Completion Payment of the Purchase Price Adjustment
(i)For the purpose of this Clause 3.3(e), the amounts of the Net Debt and the Working Capital shall be as set forth in the Certificate or in the agreement reached by the Parties in accordance with Clause 3.3(c) hereinabove or in the decision issued by the Expert.
(ii)The Purchase Price Adjustment shall be computed as follows:
(1)Adjustment relating to the Net Debt:
(A)if the Net Debt is less than the Estimated Net Debt, the Purchaser shall pay in cash to the Sellers an additional amount equal to such difference, by way of wire transfer in immediately available funds to the Sellers' Pivot Account or any other bank accounts as shall have been notified by the Sellers' Agents to the Purchaser no later than seven (7) Business Days in advance, which payment shall take effect as an adjustment, by way of increase of the Provisional Purchase Price; or
(B)if the Net Debt exceeds the Estimated Net Debt, the Sellers shall pay in cash to the Purchaser an amount equal to such difference, by way of wire transfer in immediately available funds to the Purchaser's account, which payment shall take effect as an adjustment, by way of reduction of the Provisional Purchase Price.
(2)Adjustment relating to the Working Capital:
(A)The Sellers, if and to the extent that the Working Capital Target Floor is more than the Working Capital at Completion, shall pay in cash an amount equal to the aggregate of such difference, by way of wire transfer in immediately available funds to the Purchaser's account, which payment shall take effect as an adjustment, by way of reduction of the Provisional Purchase Price; and
(B)The Purchaser, if and to the extent that the Working Capital at Completion is more than the Working Capital Target Ceiling, shall pay in cash an amount equal to the aggregate of such difference, by way of wire transfer in immediately available funds to the Sellers' Pivot Account or any other bank accounts as shall have been notified by the Sellers' Agents to the Purchaser no later than seven (7) Business Days in advance, which payment shall take effect as an adjustment, by way of increase of the Provisional Purchase Price;

For the avoidance of doubt, all amounts in Clause 3.3(e) shall contemplate any amounts paid as part of the Provisional Purchase Price.
The Sellers acknowledge and agree that the Buyer shall be free from its payment obligations towards the Sellers under this Clause 3.3(e) once it has paid the Purchase Price Adjustment, as the case may be, on the Sellers’ Pivot Account, and the Sellers shall be solely responsible to allocating the funds received on the Sellers’ Pivot Account.
(iii)it being specified that all payments which may be due under section (i) (adjustment relating to the Net Debt) and (ii) (adjustment relating to the Working Capital) above shall be offset. The payment referred to in paragraph (ii) above shall be made within ten (10) Business Days after the date on which the determination of the final amounts of the Net Debt and of the Working Capital is completed.
(iv)The Purchase Price Adjustment shall be paid as follows:
(1)if to the Sellers, to the Sellers' Pivot Account or any other bank accounts as shall have been notified by the Sellers' Agents to the Purchaser no later than seven (7) Business Days in advance, it being specified that in paying the corresponding amount pursuant to the instructions given by the Sellers' Agents, the Purchaser shall have satisfied its obligations relating to the payment of the Purchase Price Adjustment and shall have no further liability to the Sellers in that respect.
(2)if to the Purchaser, to such bank account as shall have been notified by the Purchaser to the Sellers no later than five (5) Business Days in advance.
(v)The allocation between the Sellers of the Purchase Price Adjustment shall be made in accordance with the allocation of the Provisional Purchase Price among the Sellers as set out in Schedule C.
(vi)Notwithstanding anything to the contrary in this Agreement, MML CAPITAL EUROPE VI EQUITY II S.A and MML CAPITAL EUROPE VI SA shall be jointly and severally liable for the Purchase Price Adjustment obligations of the Sellers other than FPCI FIC 5 under this Clause 3, and commit to pay to the Purchaser any Purchase Price Adjustment obligation of a Seller other than FPCI FIC 5 in the event such Seller fails to pay its allocation of the Purchase Price Adjustment to the Purchaser under this Clause 3.
3.4Repayment of Existing Financial Debt
(a)On the Completion Date, the Purchaser shall, in addition to the payment of the Purchase Price, repay on behalf of the relevant Group Companies, or cause the Group Companies to repay the full amount of the Existing Financial Debt on the Completion Date with value date on the Completion Date, as such amount shall be notified by the Sellers’ Agents in the written statement referred to in Clause 3.2 which shall include official letters from the lenders under the Existing Financial Debt confirming and certifying the amounts to be repaid.
(b)The Sellers will cause and procure that the existing Encumbrances are irrevocably released in full conditional only upon repayment of the Existing Financial Debt on the Completion Date.
3.5Repayment of the Operating Debt
(a)The Purchaser wishes to be able to repay the Group Companies’ Operating Debt after the Completion of the Transaction, on the Completion Date or after the Completion Date. In this respect, the Purchaser undertakes to repay on behalf of the relevant Group Companies, or cause the Group Companies to repay the full amount of the Operating Debt.
(b)In order to enable the repayment of the Operating Debt after the Completion of the Transaction, on the Completion Date or after the Completion Date, the Sellers’ Agents undertake to notify, within five (5) Business Day from the date of this Agreement, each concerned lender in order to obtain the statement of amounts due (décompte des sommes dues) on the Completion Date.

4.Conditions precedent to the sale and purchase of the Sold Securities
4.1Mutual Condition Precedent to the Obligations of the Sellers and of the Purchaser
The Purchaser’s obligation to purchase the Sold Securities and to consummate the transactions contemplated in this Agreement on the Completion Date and the Sellers’ obligation to transfer the Sold Securities and to consummate the transactions contemplated in this Agreement on the Completion Date are subject to the obtaining of the Regulatory Clearance (the “Condition Precedent”).
The Regulatory Clearance has been obtained on June 6, 2024. As a result, the Condition Precedent is satisfied.
4.2Undertakings and Co-Operation relating to the Regulatory Clearance
(a)The Purchaser acknowledges the importance for the Sellers that the Regulatory Clearance be obtained as soon as possible and represents and warrants that, based on the information provided by the Sellers and/or the Sellers’ Legal Adviser concerning the activities of the Group, at the date hereof it is not aware of any reason that may prevent the completion of the transactions contemplated in this Agreement.
(b)To the extent not already done pursuant to the Put Option, the Purchaser undertakes to:
(i)submit a pre-filing or initiate initial informal preliminary contacts that are as full and accurate as possible, if applicable, to the Required Regulatory Authority as soon as reasonably practicable following the date of this Agreement, and in any event, within fifteen (15) Business Days of the date of this Agreement and a full and accurate formal filing no more than fifteen (15) Business Days after the pre-filing or initial informal preliminary contacts (or no more than thirty (30) Business Days following the date of this Agreement in the event no pre-filing or initial informal preliminary contacts are possible for the Required Regulatory Authority);
(ii)use its reasonable endeavors to avoid any suspension of the time period for clearance;
(iii)take all reasonable steps necessary to secure the obtaining of the Regulatory Clearance without undue delay and in any event prior to the opening of any phase II review, so far as reasonably possible;
(iv)if a phase II review is initiated, take all reasonable steps necessary to secure the obtaining of the Regulatory Clearance without undue delay, so far as reasonably possible. Such steps shall include, but are not limited to, proposing, negotiating, offering and not withdrawing to commit and agreeing, in each case where necessary to ensure that the Regulatory Clearance is obtained with the Required Regulatory Authority to effect (and if such offer is accepted, commit to effect), by agreement, order or otherwise, the sale, divestiture, license, hold separate or disposition of or any other condition or restriction with respect to any necessary assets or businesses of the Purchaser or any of its Affiliates, but excluding any assets or businesses of the Group Companies, provided such sale, divestiture, license, hold separate or disposition of or any other condition or restriction is strictly necessary in order to obtain the Regulatory Clearance and is acceptable to the Purchaser, such acceptance not to be unreasonably withheld.
(v)provide the Sellers’ Agents and/or the Sellers’ Legal Adviser with drafts of any filings and of any other material documentation prior to their submission to the Required Regulatory Authority (it being acknowledged that such drafts and/or documents may be shared on a confidential outside counsel to counsel basis only) sufficiently in advance to allow the Sellers’ Agents and/or the Sellers’ Legal Adviser to provide comments on those drafts, and to take account of any reasonable comments and to approve such documents before they are submitted or sent, such approval not to be unreasonably withheld;
(vi)respond as soon as reasonably practicable to all enquiries received from the Required Regulatory Authority for additional information or documentation and to supplement such filings as reasonably requested by the Required Regulatory Authority;

(vii)keep the Sellers’ Agents promptly informed of all material contact with the Required Regulatory Authority and, if and to the extent permitted by applicable Law, provide the Sellers’ Agents and/or the Sellers’ Legal Adviser with copies of all material relevant documentation in relation thereto (if and to the extent such information relates to the Group) and allow the Sellers’ Agents and/or the Sellers’ Legal Adviser to participate in any call or meeting with the Required Regulatory Authority; and
(viii)immediately notify the Sellers’ Agents and/or the Sellers’ Legal Advisers:
(1)of the making of the pre-filing, the formal notification or and/or submission to the Required Regulatory Authority on the date on which it is filed/made;
(2)upon becoming aware of any event, fact or circumstance that could result in the obtaining of the Regulatory Clearance being delayed or denied or of a phase II (or similar) examination being initiated, as applicable, by the Required Regulatory Authority; and
(3)of the obtaining of the Regulatory Clearance and satisfaction of the Condition Precedent within one (1) Business Day after its receipt.
(c)The Sellers undertake, if and to the extent permitted by applicable Law, to co-operate with the Purchaser in good faith and, to the extent of their respective rights and powers as shareholders, directors or members of any management or supervisory board of the Group Companies, to use their reasonable endeavours to procure co-operation by the Group with a view to obtaining the Regulatory Clearance in accordance with this Clause 4.2, including, but not limited to, promptly upon request and on a confidential basis, providing all necessary information in relation to the business of the Group Companies required by the Purchaser to make the relevant filings or to respond to questions raised by the Required Regulatory Authority and providing all information required by the Required Regulatory Authority in relation to the business of the Group Companies or in relation to the Sellers, provided that commercially sensitive information shall be provided only to the Required Regulatory Authority and/or, if necessary, only to the Purchaser’s Legal Advisor on a strictly confidential basis.
(d)The Sellers and the Purchaser undertake, if and to the extent permitted by applicable Law, to disclose in writing to each other, promptly after it comes to their notice, anything which will or is likely to prevent the obtaining of the Regulatory Clearance.
(e)The Purchaser shall pay any and all filing and similar fees (including the Purchaser’s Legal Advisor’s fees) in connection with the filings to be made to obtain the Regulatory Clearance.
(f)The Purchaser shall not make, in connection with the transactions contemplated in this Agreement, any filing with any Governmental Authority in charge of merger control or regulatory clearance other than the Required Regulatory Authority without the prior written consent of the Sellers’ Agents.
(g)Without prejudice to the Purchaser’s other obligations in this Clause 4.2, the Purchaser shall not, and shall procure that each of its Affiliates shall not, take any actions that could reasonably be expected to delay, prejudice or prevent satisfaction of the Condition Precedent, including amending, terminating, entering into, or announcing an intention to enter into or to evaluate or negotiate entering into, any agreement to acquire one or more companies, businesses or assets or relating to any joint venture, consortium, merger, other business combination or other transaction or arrangement (whether similar to any of the foregoing or otherwise), in each case which could reasonably be expected to delay, prejudice or prevent satisfaction of the Condition Precedent.
(h)In the event of a Third-Party challenging the Regulatory Clearance before any competent jurisdiction, the Purchaser will not be able to invoke such challenge to delay the Completion. In the event of such jurisdiction annulling the Regulatory Clearance, the Sellers would be under no obligation to buy back any of the Group Companies, nor bear any legal or commercial consequence of the annulment (and shall not bear any associated costs). The Purchaser will bear Sellers’ legal costs to support Purchaser before the relevant jurisdiction.

(i)Notwithstanding any contrary provision in the Agreement, the Parties agree and accept that neither the Purchaser nor any of its Affiliates shall be required to accept any condition that would substantially reduce the benefits of the transactions contemplated herein for the Purchaser and/or its Affiliates.
4.3Conditions precedent to the obligations of the Purchaser
The obligation of the Purchaser to purchase the Sold Securities are further subject to the satisfaction of the following conditions (the “Additional Conditions Precedent”) at or prior to Completion:
- since the Put Option Date, there shall not have occurred or become known any Material Adverse Event;
- the confirmation that all existing business relationships between the Group Companies and customers or suppliers of Russian nationality, or customers or suppliers whose ultimate beneficial owner is identified as a Russian national, have been terminated.
4.4Non-Satisfaction - Waiver
(a)The Condition Precedent may be waived (if and to the extent permitted by applicable Law) in a written instrument executed jointly by the Purchaser and the Sellers’ Agents. For the avoidance of doubt the Condition Precedent may not be waived by the Sellers without the agreement of the Purchaser and by the Purchaser without the agreement of the Sellers’ Agents.
(b)The Additional Conditions Precedent are for the sole benefit of the Purchaser and may under no circumstances be used or waived by any of the Sellers or the Sellers’ Agents. The Purchaser may (to the extent permitted by applicable Law) waive them, in writing, at any time prior to the Completion Date and therefore may require the Sellers to complete the transfer of the Sold Securities notwithstanding the fact that the Additional Conditions Precedent have not been satisfied on or prior to the Completion Date.
(c)If any of the Condition Precedent and the Additional Conditions Precedent is not satisfied or waived by 11:59 pm (Paris time) on the Longstop Date, this Agreement (other than the surviving clauses listed in Clause 10.11) shall lapse unless the Sellers’ Agents has beforehand notified to the Purchaser the extension of the Longstop Date (or of an Extended Longstop Date) pursuant to this Clause 4.4(c), it being specified that the Sellers’ Agents and the Purchaser shall be entitled to agree, in their sole discretion, to reset the Longstop Date, one or several times, to another date which shall be no later than September 30, 2024 (any of the dates to which the Longstop Date has been reset by the Sellers’ Agents hereafter an “Extended Longstop Date”). If this Agreement lapses pursuant to this Clause 4.4(c), no Party shall have any claim against any other under it, save for any claim arising from any breach of any obligation contained in this Agreement that has occurred prior to such date and save under the surviving clauses listed in Clause 10.11.
5.Completion
5.1Date and place
The Completion shall take place electronically at the Agreed Completion Date subject to the Condition Precedent and the Additional Conditions Precedent being satisfied on such Agreed Completion Date but in any event on the Longstop Date (or on the Extended Longstop Date if any in accordance with Clause 4.4(c) at the latest) (the “Completion Date”).
5.2Sellers’ Obligations
On the date of this Agreement, the Sellers delivered the following to the Purchaser:
(a)one certified copy of proof that each of Gravotech Holding's employees has received the information required under Articles L. 23-10-1 to L. 23-10-6 of the French Commercial Code and that each of them has waived the right to offer to purchase the Sold Securities (either expressly or as a result of the expiry of the timeframe imposed by the Law);

(b)evidence that the Group Companies have complied with their obligations regarding the information/consultation process of the relevant representative bodies of the Group Companies in relation to the transactions set out in this Agreement in accordance with applicable Laws;
(c)the powers required to sign this Agreement and complete the transactions contemplated herein.
On the Completion Date, the Sellers shall deliver to the Purchaser or cause to be delivered to the Purchaser (the “Sellers’ Completion Obligations”):
(d)duly completed, executed and dated security transfer forms (ordres de mouvement) providing for the transfer on the Completion Date of the full ownership of and title to the Sold Securities from the Sellers to the Purchaser free and clear of any Encumbrance, as well as the duly signed corresponding tax forms (CERFA no. 2759) with respect to the Ordinary Shares and Preferred Shares purchased by the Purchaser;
(e)up-to-date originals of the Gravotech Holding security transfer registers, individual security holders accounts (registres de mouvements de titres and comptes individuels d’actionnaires), up to date on the Completion Date to reflect completion of the transactions contemplated herein;
(f)copy on a USB stick of the individual security holders accounts (registre des mouvements de titres and comptes individuels d’actionnaires) or equivalent of the Subsidiaries of Gravotech Holding requested by the Purchaser at the latest eight (8) Business Days prior to the Completion Date;
(g)copy on a USB stick of the minute books of the Group Companies for the meetings of the directors, committees, and shareholders held in the last three years plus the current year, in each case, made up to the Completion Date requested by the Purchaser at the latest eight (8) Business Days prior to the Completion Date;
(h)a certificate duly executed by all the parties to the Gravotech Holding Shareholders’ Agreement whereby those parties (i) confirm that the Gravotech Holding Shareholders' Agreement is terminated with effect as of the Completion Date immediately before Completion and (ii) irrevocably waive any and all rights and/or recourse they may have under the Gravotech Holding Shareholders' Agreement against Gravotech Holding, its officers and direct or indirect shareholders;
(i)a certificate duly executed by the Sellers confirming to the Purchaser that each of the representations made by the Sellers in Clause 7.2 to Clause 7.9 are true and accurate as of the Completion Date;
(j)unconditional resignation letters effective as of the Completion Date in the form set out in Schedule 5.2(j)(1) duly executed by each director and/or representative and/or officer of Gravotech Holding listed in Schedule 5.2(j)(2);
(k)for the Company, written evidence that a shareholders' meeting of the Company has been regularly convened on the Completion Date in order to (i) acknowledge the resignation of the Persons referred to in the previous paragraph, (ii) appoint as new officer those Persons whose names shall be provided by the Purchaser to the Sellers no later than eight (8) Business Days prior to the Completion Date, and (iii) approve any other item that the Purchaser may notify to the Sellers no later than eight (8) Business Days prior to the Completion Date;
(l)relevant documentation and other evidence, as being necessary to complete the Purchaser's “know your customer”/anti money laundering checks in respect of the Sellers;
(m)duly executed reliance letters granted to the Purchaser relating to all the Reports;
(n)duly executed release letters relating to all Encumbrances in relation to the Existing Financial Debt in a form satisfactory to the Purchaser;
(o)one original of the certificate issued by the Sellers confirming the absence of occurrence and/or discovery of any Material Adverse Event, such certificate to be duly signed by the Sellers' Agents in the name and on behalf of all of the Sellers;

(p)the delivery of a written statement executed by the President of Gravotech Holding confirming that all existing business relationships between the Group Companies and customers or suppliers of Russian nationality, or customers or suppliers whose ultimate beneficial owner is identified as a Russian national, have been terminated;
(q)the delivery of a letter of comfort executed by Bpifrance SA confirming that the Contrat d’aide en subvention et en avance remboursable, dated May 15, 2023, remains in full force and effect in accordance with its terms notwithstanding the indirect change of control of Gravotech Marking resulting from the Completion, and the absence of claw back of any sums as a result thereof.
(r)a copy of the Gravotech Inc.’s resolutions to terminate Gravotech Inc.’s 401(k) plan, effective immediately prior to the Completion Date.
5.3Purchaser’s Completion Obligations
On the Completion Date, the Purchaser shall (the “Purchaser’s Completion Obligations”):
(a)pay the Provisional Purchase Price to the Sellers on the Sellers’ Pivot Account which will have been notified by the Sellers’ Agents to the Purchaser at the latest ten (10) Business Days prior to the Agreed Completion Date; it being understood that the Buyer shall be free from its payment obligations under this Clause 5.3 towards the Sellers once it has paid the Provisional Purchase Price on the Sellers’ Pivot Account, and the Sellers shall be solely responsible to allocating the funds received on the Sellers’ Pivot Account.
(b)repay the outstanding amounts under the Existing Financial Debt as at the Completion Date (including all interests, fees, commissions and penalties relating thereto) in accordance with Clause 3.4; and
(c)deliver to the Sellers a duly executed certificate representing to the Sellers that each of the representations made by the Purchaser in Clause 9.2 to Clause 9.7 are true and accurate as of the Completion Date.
5.4Effectiveness of the Completion obligations
The effectiveness of each of the Sellers’ Completion Obligations is conditional upon the fulfilment of the Purchaser’s Completion Obligations and vice versa. All matters to take place at the Completion under this Agreement will be considered to take place simultaneously, and no delivery of any document required to be completed at or in connection with the Completion will be deemed complete, until all transactions and deliveries of documents required by this Agreement to be completed at or in connection with the Completion are completed.
Each Party acknowledges that the completion of each of the operations provided for in this Agreement is a decisive condition of the signing of this Agreement by each Party and that the operations provided for in this Agreement form an indivisible whole, as a result of which (i) all the said operations shall be deemed, to the extent possible, to be carried out simultaneously, and (ii) none of the said operations will be definitively carried out if any operation is not carried out on the Completion Date, in accordance with the terms and conditions of this Agreement.
5.5Right to terminate
(a)If (i) the provisions of Clause 5.2 are not complied with by the Sellers and (ii) the Condition Precedent and the Additional Conditions Precedent are satisfied or waived by the Purchaser to the extent permitted by Law, the Purchaser shall, at its own discretion, by written notice to the Sellers, either postpone the Completion by ten (10) Business Days or effect the Completion to the extent reasonably practicable, notwithstanding such non-compliance. If (i) the provisions of Clause 5.2 are still not fully complied with by the Sellers at such new Completion Date fixed by the Purchaser and (ii) the Condition Precedent and the Additional Conditions Precedent are satisfied or waived by the Purchaser to the extent permitted by Law, the Purchaser shall be entitled, by written notice to the Sellers, to elect to terminate this Agreement, to effect the Completion to the extent reasonably practicable, or to seek specific performance of this Agreement (exécution forcée) (in addition to and without prejudice to all other rights or remedies available to the Purchaser, including the right to claim for damages in accordance with the terms of this Agreement).
(b)If (i) the provisions of Clause 5.3 are not complied with by the Purchaser and (ii) the Condition Precedent and the Additional Conditions Precedent are satisfied or waived by the Purchaser to the extent permitted by Law, the Sellers shall, at their own discretion, by written notice to the Purchaser, either postpone the Completion by ten (10) Business Days or effect the Completion to the extent reasonably practicable, notwithstanding such non-compliance. If (i) the provisions of Clause 5.3 are still not fully complied with by the Purchaser at such new Completion Date fixed by the Sellers and (ii) the Conditions Precedent and the Additional Conditions Precedent are satisfied or waived by the Purchaser to the extent permitted by Law, the Sellers shall be entitled, by written notice to the Purchaser, to elect to terminate this Agreement or to effect the Completion to the extent reasonably practicable, notwithstanding such non-compliance (in addition to and without prejudice to the right to claim for damages or to seek specific performance in accordance with the terms of this Agreement).
(c)For the avoidance of doubt, in the event that both Clause 5.5(a) and Clause 5.5(b) simultaneously apply, the Sellers and the Purchaser agree that where either the Purchaser or the Sellers are entitled and wish(es) (a) to postpone the Completion or (b) to effect the Completion notwithstanding a non-compliance of the other Party, and either the Sellers or the Purchaser, as the case may be, are entitled to and wish to terminate this Agreement, this Agreement shall terminate.
(d)If, at the Longstop Date, the Conditions Precedent and the Additional Conditions Precedent have not been satisfied or waived by the Purchaser to the extent permitted by Law, each Party shall be entitled, by written notice to the other Parties, to elect to terminate this Agreement.
(e)It is expressly acknowledged by the Purchaser and the Sellers, that, save for their right to terminate this Agreement provided for in this Clause 5.5 and except for termination of this Agreement pursuant to the provisions of Clause 10.11, the Purchaser and the Sellers shall not be entitled to terminate this Agreement.
6.Covenants
6.1Covenants of the Purchaser and of the Sellers
The Purchaser and the Sellers covenant and agree to act in good faith and to make their best efforts to facilitate the consummation of the transactions contemplated in this Agreement.
In particular, the Purchaser and the Sellers shall collaborate fully with each other.
The Purchaser and the Sellers represent that they will bear the risk of any unforeseeable change of circumstances which would substantially increase the cost of the transaction contemplated herein and hereby waive their rights to claim a renegotiation of this Agreement in accordance with Article 1195 of the French Civil Code (Code civil).
6.2Covenants of the Purchaser
(a)Former officers
The Purchaser shall not make any claim and procure that the Group Companies do not make any claim against the directors, the members of any board of directors, supervisory board or management board and more generally officers or legal representatives of the Group Companies resigning on the Completion Date (the “Resigning Officers”) and shall hold such Persons harmless against the consequences of any such claims, including through any appropriate insurance policies of the Group Companies pre-existing as of the date hereof and still in force, provided, however, that the above provisions shall not apply to claims with respect to liabilities arising from (i) criminal actions for which such Persons are liable, (ii) fraud or wilful misconduct (dol) or (iii) claims made by Persons other than the Purchaser, its Affiliates or any of the Group Companies (for so long as it Controls them) to the extent such claims are not caused by the actions or decisions of the Purchaser, its Affiliates or any of the Group Companies. The Purchaser shall grant, and shall procure that the Group Companies grant, to the Sellers and to such persons resigning on the Completion Date, access during normal office hours to the representatives and to the books and records of the Group Companies, for the purpose of resisting or defending any such claim or make any counterclaim, provided that such access shall be at reasonable times and shall not disrupt the personnel and operations of the Group Company concerned.
(b)Access
In the event that a Seller needs reasonable information contained in the Group Companies registers or records relating to the accounting, operations, personnel and taxation of the Group Companies for periods prior to the Completion Date (hereinafter the "Archives") to meet its legal or regulatory obligations, or to defend its interests in the context of legal proceedings, arbitration or administrative, the Purchaser will make its reasonable efforts so that the Group Companies transmit the requested information as soon as possible or gives access to the Archives, during normal business hours and upon reasonable advance written notice, at the sole election of the Purchaser. This commitment will survive until the first anniversary of the Completion Date.
The Purchaser agrees to keep the Archives reasonably accessible and not to destroy them until the expiry of the period provided for by applicable statutory requirements.
6.3Covenants of the Sellers
(a)Management until the Completion Date
During the period from the date of this Agreement to Completion Date, the Sellers covenant, within the limit of their respective powers, to procure that the Group Companies operate their business in the Ordinary Course of Business. In this respect, with the exception of decisions resulting from the implementation of (i) the provisions of this Agreement and/or (ii) the investment and recruitment plans already adopted by the Group Companies as described in Schedule 6.3(a), which can be freely implemented by the Group Companies, the Sellers and/or the Group Companies shall not, without the prior consent of the Purchaser:
(i)make any amendment to their articles of association, alter, increase, redeem or decrease their share capital or issue any Securities;
(ii)issue or transfer (or agree to issue or transfer) any shares or any Securities, or other rights to purchase or subscribe to any such shares or any Securities;
(iii)take any shareholding in, or enter into any agreement providing for a winding-up, merger, consolidation, split-up or other transaction affecting its share capital, or merge with, another Entity;
(iv)make any acquisition, disposal and contribution of assets (including any Securities, trademarks, going concern in whole or in part) as well as any investment in any company or Entity;
(v)make any material change in the nature or organization of its business or discontinue or cease to operate all or a material part of its business;
(vi)take any decision to distribute, or any distribution of, dividends or reserves, any payment of interim dividends and any other payment made directly or indirectly to any of its members or shareholders;
(vii)adopt any resolution with a view to being wound up or going into liquidation, make use of any of the proceedings provided for in Book VI of the French Commercial Code or equivalent proceedings under foreign law, or submit an insolvency declaration;
(viii)make any change in their Accounting Methodology, Tax and accounting procedures, principles or practices unless required by Law, make any revaluation of any asset and any cancellation of any debt, exercise any material option or election in relation to Taxes;

(ix)enter into or permit any amendment, supplement, waiver or other modification in respect to any loan or financing agreements granted to any Group Company or repay any borrowing or indebtedness in advance of its stated maturity;
(x)incur additional borrowings or any other indebtedness or grant securities or guarantees or off-balance sheet commitments, other than in the Ordinary Course of Business;
(xi)enter into, amend or terminate any agreement with any Seller and/or any of its Affiliates, other than in the Ordinary Course of Business;
(xii)enter into any binding agreement in connection with any acquisition or disposal of material assets, any joint venture, partnership or other similar arrangement which is not currently pending at the date hereof;
(xiii)assign or transfer, by any means whatsoever, set up an Encumbrance, grant a licence or any other right over an Intellectual Property Right or significantly vary an agreement or undertaking concerning Intellectual Property Rights;
(xiv)make any capital expenditure for an amount which exceeds EUR 50,000;
(xv)make the recruitment, appointment, dismissal, non-renewal, modification (including the termination of an employment contract, any change to remuneration, any change to the benefits in kind or any other individual or collective right) of any employment agreement or terms and conditions of appointment of any Senior Employee;
(xvi)enter into, commit, agree or make any modification to collective employment terms, the remuneration or benefits granted to the Group Companies’ officers, directors and employees, other than usual annual pay raises in the Ordinary Course of Business or as required by Law (including collective agreements);
(xvii)enter into any new agreement for a term of more than one (1) year, terminate or materially amend any of their material contracts or causes the cancellation of any such contracts, other than in the Ordinary Course of Business;
(xviii)enter into any agreement that contains an exclusivity clause/undertaking and/or a change of control clause applicable to the transactions contemplated herein or insert a change of control clause applicable to the transactions contemplated herein in any agreement entered into by any of the Group Companies;
(xix)cancel, terminate, materially modify or knowingly allow to lapse any insurance policy providing coverage for events, occurrences, or accidents occurring prior to the Completion Date to the extent the same would reduce the coverage available to the Group Companies or Gravotech Holding;
(xx)initiate a dispute other than in the Ordinary Course of Business or compromise or settle litigation or arbitration proceedings for an aggregate amount in excess of 100,000 euros;
(xxi)make any material change in the nature or organization of its business or discontinue or cease to operate all or a material part of its business;
(xxii)grant any loan to any Third-Parties (including to employees, directors, officers or managers), except payments terms for goods or services provided to any person in the Ordinary Course of Business;
(xxiii)make any change to the practices implemented by the Group Companies to collect trade receivables, pay accounts payable, tax and social security contributions or manage inventories or any other element taken into account in its working capital requirements or cash flow;
(xxiv)enter into, vary, terminate or fail to renew any agreement with an employee with the exception of the annual increases of compensations to be granted to the employees during the mandatory annual review of compensations (négociation annuelle obligatoire) or waive any right of which any of the Group Companies has the benefit under any such agreement;
(xxv)take any action or fail to take any action if the act or omission would be liable to result in the suspension, non-renewal or termination of an Authorisation required to operate the business of the Group Companies;
(xxvi)take any action liable to render any of the representations given by the Sellers in Clause 7 inaccurate or untrue; and
(xxvii)commit to take any of the actions set forth in the foregoing subsections (i) through (xxvi).
(b)Clause 6.3(a) shall not operate so as to prevent or restrict any matter or action:
(i)taken at the request of, or consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed, having due consideration for the corporate and commercial interests of the Group Companies), provided such matter or action is necessary for the protection and the preservation of the value of the Group Companies;
(ii)disclosed to the Purchaser in Schedule 6.3(a);
(iii)expressly contemplated or permitted by this Agreement or determined by the Purchaser and the Sellers’ Agent as required to consummate the transactions contemplated in this Agreement.
(c)For the purposes of granting any consents which may be requested by the Sellers’ Agents pursuant to Clause 6.3, the Purchaser hereby designates Brien Christopherson (address: Brady Corporation, 6555 West Good Hope Road, Milwaukee, WI 53223, USA, email: brien_christopherson@mail.bradycorp.com, telephone number +1 414 378 8487) with immediate effect who shall have full capacity and right to give any such consents on behalf of the Purchaser during the term of this Agreement. Within a five (5) Business Day period following the receipt of any written request for consent by the Sellers’ Agents, the Purchaser shall have the right but not the obligation to notify the Sellers’ Agents that it objects to the proposed action (which notice of objection shall indicate its detailed and motivated reasons for so objecting), failing which the Purchaser shall be deemed to have rejected such proposed action.
6.4Covenants of the Sellers after the Completion Date
(a)Non-Competition Undertaking
Following the Completion Date, the Sellers, with the exception of FPCI FIC 5, undertake that they shall not, and shall cause their Affiliates not to, carry out, invest in, own, manage, operate, participate, finance, control, or guarantee the obligations of any Person engaged in, any activity competing with the Companies’ Business whether directly or indirectly, as shareholder (save in connection with financial investment in listed companies or in entities in which the relevant Seller holds less than 5% of the voting rights), or principal, director, employee, or party to a contract with another company, it being specified that FPCI FIC 5 and its Affiliates undertake not to use, in any manner whatsoever, confidential information regarding the Group and the Companies’ Business.
This undertaking shall last for a period of three (3) years starting on the Completion Date and shall apply on the territories corresponding to the current business activities of the Companies, namely France, Germany, Canada, United States of America, China, Australia, Dubai, United Kingdom, Switzerland, Austria, Italia, Poland, Japan, India and Singapore.
For the avoidance of doubt, the Parties acknowledge that the consideration for the Sellers’ obligations under this Clause 6.4 is included in the consideration received by it (directly or indirectly) in connection with the sale of the Sold Securities.
(b)Non-Solicitation Undertaking

Following the Completion Date and for a period of three (3) years, the Sellers undertake that they shall not, and shall cause their Affiliates not to, solicit, hire, or attempt to solicit or hire, any personnel of the Group Companies or encourage or induce such Persons to leave the employment of the Group Companies and accept employment with the Sellers or its Affiliates, except that nothing in this sentence shall restrict or preclude the rights of the Sellers and their Affiliates (i) to make generalized searches for employees by the use of advertisements in the media or by engaging search firms to engage in searches that are not targeted or focused on the employees employed by the Group Companies, and (ii) to solicit, hire or employ individuals which have been dismissed or made redundant by the Group Companies, following the date of such dismissal or redundancy.
Following the Completion Date and for a period of three (3) years, the Sellers undertake that they shall not, and shall cause their Affiliates not to, directly or indirectly, solicit, endeavor to entice away from the Group Companies or otherwise directly interfere with the relationship of the Group Companies with any Third-Parties who are customers, distributors or suppliers of the Group Companies, for activities that would compete with the Companies’ Business.
7.Representations and warranties of the Sellers
7.1General
(a)Each Seller individually represents, certifies and warrants to the Purchaser, that the representations and warranties set out in Clause 7.2 to Clause 7.9 including the Schedules to which they refer (the “Representations”), are true, exhaustive, accurate and not misleading. The Sellers make no Representations to the Purchaser other than those specifically set out in Clause 7.2 to Clause 7.9. Particularly, without limiting the generality of the foregoing, the Sellers make no Representation and give the Purchaser no warranty in relation to (i) the information contained in the Data Room and in the Reports or (ii) any projections, business plans, budgets, or other forward looking information provided by the Sellers, any of the Group Companies or the Sellers' Professional Advisers, to the Purchaser, its Affiliates or the Purchaser's Professional Advisers.
(b)The Representations made by the Sellers in Clause 7.2 to Clause 7.9 are made at the date hereof and as at the Completion Date, except if expressly made as of a specific date, in which case as of such specific date.
Each Seller acknowledges that the fact that the Purchaser has carried out or had a Third-Party carry out due diligence in relation to the Group Companies (and in particular that the Purchaser had access the Data Room, Reports and Q&A) before signing this Agreement shall not affect the Representations made by the Sellers or release the Sellers, in full or in part, from their Indemnification undertakings under this Agreement. The Parties expressly agree that the Sellers may not release themselves from the warranty obligations entered into under this Agreement or from any resulting financial liability by claiming to be unaware of facts liable to result in the implementation of the Guarantee, even if the Purchaser was aware or could or should have been aware thereof, particularly as a result of the information provided to it by the Sellers, their managers, employees, members and/or advisers or the analyses carried out by the Purchaser (or its advisers) on the basis of this information.
7.2Organisation, authority and validity
(a)Each Seller that is an Entity represents and warrants that (i) it is an Entity duly organised and validly existing under the Laws of the jurisdiction in which it is incorporated or operates, (ii) it has not ceased making, or is not unable to make, payments when they fall due (en état de cessation des paiements) and is not subject to any bankruptcy, insolvency, amicable settlement, safeguard moratorium ("procédure de sauvegarde") or other reorganization proceedings or pre-insolvency proceedings ("mandat ad hoc" or "conciliation") and (iii) it has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.
(b)Each Seller that is an Entity represents and warrants that the execution of this Agreement and any other agreement entered into pursuant to this Agreement and the completion of the transactions contemplated herein and therein have been duly authorised by its competent corporate bodies, and that no other corporate action on its part or other authorization required to be obtained by it (and not by the Purchaser) is necessary to authorise the execution of this Agreement or the completion of any of the transactions contemplated herein.
(c)Each Seller who is an individual represents and warrants that it/he/she has the full capacity, authority and power to enter into this Agreement and to carry out its/his/her obligations hereunder.
(d)Each Seller represents and warrants that this Agreement has been duly executed by such Seller and constitutes a legal, valid and binding obligation of such Seller enforceable in accordance with its terms.
7.3No conflict
Each Seller represents and warrants that the execution and performance by it of this Agreement and any other agreement entered into pursuant to this Agreement as well as the performance of its obligations hereunder and the completion of the transactions contemplated herein does not:
(a)conflict with or breach any provisions of the by-laws or other organizational or corporate documents of such Seller (where applicable); or
(b)conflict with or breach the marital status of such Seller (where applicable); or
(c)breach, conflict with, or result in the breach of, any contract to which it is a party, the effect of which would impair its ability to perform its obligations pursuant to this Agreement and there exists at the date hereof no order, writ, injunction, decree, judgment or any legal body to which it is a party or by which it or any of its properties and assets are bound, the effect of which would impair its ability to perform its obligations pursuant to this Agreement or to any other agreement entered into pursuant to this Agreement or undertaking to which such Seller is a party, subject to the Gravotech Holding Shareholders’ Agreement, which will be terminated on the Completion Date; or
(d)constitutes a breach by such Seller of any Law applicable to it/him.
The execution and the performance by each Seller of this Agreement and any other agreement entered into pursuant to this Agreement do not and will not require any consent, approval, Authorisation or order of, action by, filing with or notification to any Governmental Authority, except for that required under Clause 4.1.
7.4The Sold Securities
(a)Each Seller represents and warrants that (i) it or he/she has at the date hereof and will have on the Completion Date alone the full ownership and good and valid title of the Sold Securities set opposite its or his/her name in the table set out in Schedule C, (ii) the Sold Securities exist and have been duly authorized and validly issued by Gravotech Holding in accordance with applicable Laws and are fully paid up and (iii) subject to the provisions of the Gravotech Holding Shareholders~~'~~’ Agreement which will be terminated on the Completion Date, the Sold Securities are freely negotiable and will, on the Completion Date, be free and clear of any Encumbrance.
(b)Each Seller represents and warrants that he/it is not a party to any agreement that requires to sell or otherwise dispose of any Sold Securities.
(c)The Sellers other than FPCI FIC 5 represent and warrant that the Gravotech Holding Securities represent all of the issued share capital of Gravotech Holding and that Gravotech Holding has not issued any other Securities and there are no agreements providing for the issuance by Gravotech Holding of other Securities.
7.5Group Shareholdings
(a)The Sellers other than FPCI FIC 5 represent and warrant that (i) each Group Company is duly incorporated and validly existing under the Laws of its jurisdiction, (ii) none of the Group Companies is insolvent or has ceased making, or is unable to make its payments when they fall due (en état de cessation des paiements) and (iii) none of the Group Companies is subject to any bankruptcy, insolvency, amicable settlement, safeguard moratorium ("procédure de sauvegarde") or other reorganization proceedings or pre-insolvency proceedings ("mandat ad hoc" or "conciliation").
(b)Each Seller represents and warrants that the capital of each of the Group Companies, together with the number of Securities issued by such Group Company are set out in Schedule A.
(c)Each Seller represents and warrants that the Securities issued by the Group Companies set out in Schedule A are free and clear of all Encumbrances and represent the entire share capital and voting rights, on a fully diluted basis, in such companies. The Securities issued by the Group Companies are validly issued, fully paid up and are, subject to the Encumbrances relating to the Existing Financial Debt which will be released simultaneously to the repayment of the Existing Financial Debt in accordance with Clause 3.4 hereinabove, free and clear of all Encumbrances and represent the entire share capital and voting rights, on a fully diluted basis, in such Group Companies as of the date of this Agreement and as of the Completion Date.
(d)The Group Companies do not have any direct or indirect ownership interest in any Entity other than the companies which are shown in the Group Companies corporate chart set out in Schedule A.
7.6Interim Period
From January 1st, 2024 up to the date hereof, each Seller represents and warrants, within the limits of its powers, as manager and/or direct or indirect shareholder of the Group Companies, that (i) none of the Group Companies has taken or committed to take any of the actions set forth in Clause 6.3(a) and (ii) none of the Group Companies has taken or committed to take any action resulting to or in connection with the increase of the Existing Financial Debt.
7.7Relations with the Sellers
(a)Other than any remuneration paid in the Ordinary Course of Business to a Seller who is an employee or officer of any Group Company, each of the Sellers represents that he/she/it nor any of its Related Parties:
–holds, either individually or jointly, directly or indirectly, in whole or in part, any property, assets or rights whatsoever that any Group Company needs to own, use, exercise or benefit from for purposes of carrying out all or part of its activities;
–is a creditor or debtor of any Group Company or will be able, whether currently or in the future, to exercise any claim or right against any Group Company or owe any obligation to any of them;
–has granted any Encumbrance to secure undertakings of any Group Company, or is the beneficiary of any Encumbrance granted by any Group Company; and
–generally, has entered into any agreement with any Group Company or is a party to any agreement for the provision of services or other facilities to or by any Group Company.
(b)As of the Completion Date, there shall be no agreements in force between any of the Group Companies, on the one hand, and any Seller or Seller’s Related Party, on the other hand.
7.8No claim
Each Seller represents and warrants that it/he/she does not have any claim against any Group Company in relation to the transactions contemplated in this Agreement.
7.9Brokers’ fees
The Sellers other than FPCI FIC 5 represent and warrant that the Group Companies have no liability or obligation to pay any fees, costs, charges or commissions to any broker or finder with respect to this Agreement or the transactions contemplated herein.
8.Indemnification by the Sellers

8.1Principle
The Sellers jointly but not severally (conjointement mais non solidairement) undertake to indemnify the Purchaser, on the terms set out below (the “Guarantee”), for any Loss suffered or borne by any of the Group Companies or by the Purchaser, which may or may not be the result of any Third-Party Claim and which is caused by or originates from any inaccuracy in, or breach of, any of the Representations prior to the Completion Date (a “Triggering Event”).
The payments made by the Sellers under this Clause 8 shall be deemed to constitute a reduction of the Purchase Price and the Parties agree to treat any such payment as such for all tax, accounting and financial reporting purposes.
8.2Limitations
(a)The aggregated amount of liability of the Sellers to the Purchaser for a Claim for a breach of Representations shall not exceed the amount of the Purchase Price.
(b)The Sellers shall be exclusively liable for any Claim made by the Purchaser in accordance with Clauses 8.3 and/or 8.4 hereafter within a eighteen (18) month-period following the Completion Date provided that any Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed withdrawn six (6) months after the date on which the Claim was made unless judicial proceedings in accordance with Clause 10.12 in respect of it have been initiated by being issued or served.
8.3Guarantee enforcement - Claims
(a)Any claim made by the Purchaser under the Guarantee must be notified in writing by the Purchaser to the Sellers within thirty (30) Business Days of the date on which the Purchaser becomes aware of a triggering event concerning a Loss, including if the amount of the Loss is not yet definitively known (a “Claim”). For so long as any of the Sellers is a corporate officer of the Company, it must promptly notify the Purchaser of any fact, event or circumstance liable to permit the submission of a Claim and provide the Purchaser with all the documents and information in its possession on the matter, on the understanding that the Purchaser will not be deemed to be aware thereof until such time as it has been informed accordingly by the said Seller and/or the Sellers’ Agents, on the understanding that the above timeframe shall begin to run only once the said information has been given.
(b)In its Claim, the Purchaser must provide the information in its possession, namely (i) the particulars of the Claim (including its basis), (ii) to the extent possible, an estimate of the Loss (by way of a guide, if possible), and (iii) reasonable information on the consequences of the Triggering Event(s) relied upon in the Claim.
(c)If the Sellers’ Agents does not dispute a Claim within thirty (30) calendar days following receipt thereof (the "Objection Period"), it shall be deemed to have accepted the said Claim.
(d)If a Claim is notified before the relevant Indemnification can be determined, an amending Claim stating the amount of the Indemnification payable in connection with the original Claim shall be notified by the Purchaser to the Sellers’ Agents once the amount of the Indemnification is known. If this amending Claim is not disputed within thirty (30) calendar days following receipt thereof by the Sellers’ Agents, it shall be deemed to have been accepted, on the understanding that if the principle of the original Claim is not disputed by the Sellers’ Agents within thirty (30) calendar days of its transmission, the principle of the Claim must not be disputed upon transmission of the amending Claim.
(e)If a Claim is not notified to the Sellers’ Agents within the specified timeframe, the Sellers shall not be released from their Indemnification obligation under the Guarantee, on the understanding, however, that account shall be taken of the Loss (if any) resulting directly from the said delay in the Indemnification amount.
8.4Third-party Claims

(a)As from the date of this SPA, if the Purchaser becomes aware of a Dispute with a Third-Party liable to constitute a Loss (a "Third-party Claim"), on the understanding that with regard to Taxes, only a reassessment proposal shall be deemed to constitute a Third-party Claim, the Purchaser must send a Claim to the Sellers’ Agents on the terms and within the timeframe (which shall be reduced appropriately according to the circumstances) set out in Clause 8.3(a).
(b)The Purchaser shall provide the Sellers’ Agents with reasonable information to enable it, to the extent possible, to assess the potential Loss.
(c)If the Purchaser delays sending this information to the Sellers’ Agents, the provisions of Clause 8.3(e) shall apply.
(d)The Sellers’ Agents shall inform the Purchaser as soon as possible and within five (5) Business Days of receiving the above notice (or within an appropriate shorter timeframe in view of the circumstances if necessary) as to whether the Sellers wish to (i) help defend or (ii) conduct the defence of the Third-party Claim, on the condition that they irrevocably acknowledge (through the Sellers’ Agents) that the Loss is covered by the Guarantee. If a Third-party Claim is made directly against the Purchaser, the above option will not apply and the Sellers’ Agents may not conduct the relevant proceedings.
(e)Involvement of the Sellers’ Agents in proceedings
(1)If the Sellers’ Agents gives notice of the Sellers' intention to help defend the interests of the Purchaser or of the Group Companies within the above timeframe, the Purchaser undertakes:
(A)to deliver to the Sellers’ Agents or its advisers (at the request of the Sellers’ Agents) a copy of the documents reasonably required to analyse the Third-party Claim which it has in its possession and that are reasonably requested by the Sellers’ Agents;
(B)to ensure that the Sellers’ Agents is given the opportunity from the outset to help manage the Third-party Claim and is given sufficient notice of any meeting with the Third-Party involved, and that both the Sellers’ Agents and its advisers are able, at the expense of the Sellers’ Agents, to take part in and to be present during all related proceedings and are informed of developments in the proceedings;
(C)to ensure, if so requested by the Sellers’ Agents, that an adviser of its choosing appointed at its expense liaises strictly in an advisory capacity with the adviser chosen by the Purchaser and is able to take part in the discussions, decisions and meetings (held in person or otherwise) concerning the Third-party Claim and to defend the interests of the Purchaser or of the relevant Group Company (as the case may be);
(D)to ensure that suggestions made by the Sellers’ Agents are assessed in good faith (including suggestions as to whether to initiate legal proceedings and exercise any appropriate remedy); and
(E)to ensure that Third-party Claims are managed fairly with regard to the Sellers, in accordance with the terms of this SPA.
(2)Conduct of proceedings by the Sellers’ Agents
(A)If the Sellers choose to conduct proceedings in relation to a Third-party Claim in accordance with the provisions of this Clause 8.4(d)(2), the Sellers’ Agents may decide how to defend the Third-party Claim (and select advisers). The Purchaser undertakes to strictly follow instructions received from the Sellers’ Agents, providing that they are reasonable, on the understanding that the Purchaser shall not be required to do anything that is not within its corporate or business interests or in the corporate or business interests of the Group Companies.

(B)In particular, the Purchaser undertakes to authorise the Sellers’ Agents (with the option to sub-delegate their authority to any advisers chosen solely by the Sellers’ Agents) to represent the Group Companies in the relevant proceedings. Pursuant to this authorisation, the Sellers’ Agents shall (i) take reasonable steps to dispute the Third-party Claim, (ii) keep the Purchaser continually informed of developments in the proceedings and promptly deliver to the Purchaser a copy of the notices, written communications and procedural documents (including legal documents) prepared by or on behalf of any party to the proceedings and (iii) manage the Third-party Claim fairly as regards the Purchaser and the Group Companies, in accordance with the terms of this SPA.
(C)The Purchaser undertakes to co-operate with the Sellers’ Agents and its advisers, on the understanding that the Sellers’ Agents must take reasonable steps to keep confidential all information that the Purchaser is required to keep confidential as well as all commercially-sensitive information, and preserve attorney-client privilege.
(D)The Sellers’ Agents must not accept any liability, and no withdrawal of proceedings, waiver of a right, non-exercise of a right, amicable settlement or settlement agreement must be effected or entered into without the prior written consent of the Purchaser, such consent not to be unreasonably delayed or withheld (with regard to the urgency of the proceedings).
(3)Settlement agreement
(A)No settlement agreement must be entered into in relation to a Third-party Claim without the Purchaser's consent and until the Sellers’ Agents has submitted its comments (if any), which shall be reasonably taken into consideration with regard to the corporate and commercial interests of the Group Companies or the Purchaser, it being understood that solely the Purchaser shall ultimately have the ability to freely decide on the final terms of any settlement agreement.
(B)For this purpose, the Purchaser or the Sellers’ Agents that is in charge of conducting the Third-party Claim shall notify the other of the proposed compromise or settlement agreement sufficiently in advance to enable them to correctly exercise their rights.
8.5Payment
(a)Any amount owed by the Sellers to the Purchaser pursuant to the Guarantee must be paid within ten (10) Business Days of:
(i)expiry of the Objection Period if the Sellers’ Agents has not disputed the Claim (or the amended Claim, as the case may be); or
(ii)if a Claim has been disputed by the Sellers’ Agents during the Objection Period, the date of calculation of the Indemnification payable under a settlement agreement between the Sellers (represented by the Sellers’ Agents) and the Purchaser or under an enforceable court decision by a court or tribunal of competent jurisdiction; or
(iii)as regards a Third-party Claim, the date on which the Purchaser or the relevant Group Company is required to pay any amount to the Third-Party involved in the Third-Party Claim.
(b)Any amount owed by the Sellers to the Purchaser pursuant to the Guarantee shall be paid directly by the Sellers.
(c)Any Indemnification that is not paid on the due date stated above shall incur interest at three (3) times the statutory annual interest rate.
9.Representations of the Purchaser

9.1General
(a)The Purchaser makes for the benefit of the Sellers the representations set out in Clause 9.2 to Clause 9.7.
(b)The representations made by the Purchaser in Clause 9.2 to Clause 9.7 are made as at the date hereof and as at the Completion Date, except if expressly made as of a specific date, in which case as of such specific date.
9.2Organisation, authority and validity
(a)The Purchaser is a corporation duly organised and validly existing under the Laws of France. The Purchaser (i) has corporate power and authority to enter into this Agreement and carry out its obligations hereunder, in accordance with the terms of this Agreement and (ii) has not ceased making, or is not unable to make, payments when they fall due (en état de cessation des paiements) and is not subject to any bankruptcy, insolvency, amicable settlement, safeguard moratorium ("procédure de sauvegarde") or other reorganization proceedings or pre-insolvency proceedings ("mandat ad hoc" or "conciliation").
(b)The execution of this Agreement, and the completion of the transactions contemplated herein have been duly authorised by the competent corporate bodies of the Purchaser, and no other corporate action on the part of the Purchaser is necessary to authorise the execution of this Agreement or the completion of any of the transactions contemplated herein.
(c)This Agreement has been duly executed by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms.
9.3No conflict
Neither the performance by the Purchaser of its obligations hereunder nor the completion of the transactions contemplated herein:
(a)conflicts with or breaches any provisions of the bylaws or other organizational or corporate documents of the Purchaser; or
(b)breaches, conflicts with or results in the breach of any material contract or undertaking to which the Purchaser is a party; or
(c)constitutes a breach by the Purchaser of any Law applicable to it.
9.4Compliance with Laws
(a)In accordance with articles L.561-1 et seq. of the French Monetary and Financial Code (Code monétaire et financier) concerning the obligations of financial institutions in the fight against money laundering, the Purchaser has provided all information and documents listed in Schedule 9.4.
(b)The funds used by the Purchaser to pay (partially or totally) any amounts due under this Agreement do not, and will not, come directly or indirectly from (i) dealings, transactions or activities carried out in violation of the Fight Against Money Laundering and Financing of Terrorism Regulations or (ii) any violation of the Fight Against Money Laundering and Financing of Terrorism Regulations by the Purchaser or its Affiliates.
(c)The Purchaser is not a Sanctioned Person. The funds used by the Purchaser to pay (partially or totally) any amount due under this Agreement do not, and will not, come directly or indirectly, from any (i) dealings or transactions with or for the benefit of any Sanctioned Person or (ii) a violation of any Sanctions Regulations by the Purchaser nor any of its Affiliates.
(d)Neither the Purchaser, nor any of its managers, directors, officers or employees or any other Person acting on its behalf or for its benefit, has offered, promised, provided, or authorized the provision of any unlawful benefit, directly or indirectly, in violation of the Anti-Corruption Regulations.

9.5Consents and Governmental Authority Approvals
(a)Subject to obtaining the Regulatory Clearances, no authorization or permit from a Governmental Authority is required to be obtained by the Purchaser in connection with the execution of this Agreement or completion of the transactions contemplated therein.
(b)The Purchaser, based on the information provided by the Sellers concerning the Group Companies, has performed its investigations, together with the Purchaser’s Legal Adviser, and is not aware of any fact, matter or circumstances that will, or is likely to, prevent or delay the obtaining of the Regulatory Clearances.
9.6Financing
The Purchaser had or had access to all funds necessary as of the Put Option Date, has or has access to all funds necessary as at the date of this Agreement and shall unconditionally have or have access to all funds necessary and immediately available on the Completion Date (i) to pay the Purchase Price, (ii) to repay the Existing Financial Debt as of the Completion Date (including all interests, fees, related hedge, swap, or any other derivative agreement commitments, commissions and penalties relating thereto) in accordance with the provisions of Clause 3.4 and (iii) to pay any registration taxes (droits d’enregistrement) related to the sale of the Sold Securities as referred to in Clause 10.3 (the “Financing Commitments”). Nothing in this Agreement shall be construed or shall otherwise imply that the Purchaser’s obligations under this Agreement are subject to the availability and/or drawing of the equity funding and/or debt financing under the Financing Commitments.
9.7Purchaser’s inquiry
(a)The Purchaser and its representatives have had the opportunity to conduct a due diligence review of the Group Companies and have had access to confidential documents, information (oral or written), data and other materials pertaining thereto, relating inter alia, to legal, financial, tax, accounting and commercial matters, including through the Data Room, the Reports, and have had the opportunity to attend meetings with the Group Top Managers.
(b)The Purchaser further acknowledges that it and its advisers are satisfied with the access they were allowed to the Group Companies information and senior management and in this respect, have obtained from the Sellers, the Group Companies all information they have deemed to their knowledge necessary and which, in their capacity as professionals, they have considered sufficient for the Purchaser and its advisers to (a) assess the value of the Group Companies and the Gravotech Holding Securities and (b) finalize the terms of the Purchaser’s offer to acquire the Gravotech Holding Securities.
(c)Without limiting the generality of the foregoing, the Purchaser acknowledges that neither the Sellers nor any of their Affiliates make any representation or warranty with respect to the future projections, estimates and other forecasts and plans of any of the Group Companies, including in respect of any projections, estimates and other forecasts and plans relating to the Group Companies of which it has received a copy.
(d)In order to decide to acquire the Gravotech Holding Securities, the Purchaser relied on its own research and analysis of the documents and information gathered in the course of said due diligence. The Purchaser is a sophisticated Purchaser with resources and experience to reasonably comprehend the Group Companies and has independently acquired sufficient knowledge of the industry in which they operate and assessed the risks inherent therein.
(e)The Purchaser acknowledges that the representations, warranties and statements of the Sellers set forth in this Agreement supersede any and all earlier representations, warranties or statements made by the Sellers or any of their Affiliates regarding the Gravotech Holding Securities, any of the Group Companies, or any of the transactions contemplated hereby, and that the Sellers and their Affiliates shall have no liability in respect of any such earlier representations, warranties or statements. In furtherance of the foregoing, the Purchaser expressly acknowledges that it has agreed to enter into this Agreement in consideration of the representations of the Sellers set out in Clause 7, which are the only qualities the Purchaser has considered for the purpose of entering into this Agreement, in accordance with the provisions of Article 1133 of the French Civil Code (Code civil). To the fullest extent permitted by applicable law, the Purchaser hereby irrevocably waives the benefit of any warranties generally available to purchasers under applicable law, including under Articles 1626, 1641 and 1643 of the French Civil Code (Code civil).
(f)Notwithstanding any contrary provision in this Agreement, none of the representations given by the Purchaser in this Clause 9.7 shall limit the potential liability of the Sellers under Clause 7 and 8.
10.Other provisions
10.1Cooperation
The Parties agree and undertake to furnish to each other such further information, to execute such other documents, and to do such other things (before or after the Completion Date), as any other Party may reasonably request for the purposes of carrying out the transactions set out in this Agreement and refinancing of the Existing Financial Debt and any other debt required to be refinanced in connection with the transactions contemplated by this Agreement.
10.2Confidentiality and public announcement
(a)Confidentiality
The Parties shall treat as confidential and not disclose the provisions of this Agreement and any agreement entered into pursuant to this Agreement save where otherwise expressly permitted by another agreement entered into between the Parties. Notwithstanding the foregoing, any of the Parties may disclose or use the confidential information referred to in this Clause 10.2(a) to the extent that:
(i)the disclosure or use is required by Law, any Governmental Authority, the rules and regulations of any recognized stock exchange (e.g., a Form 8-K), or otherwise in connection with any judicial or administrative proceeding (including, in response to oral questions, interrogatories or requests for information or documents);
(ii)the disclosure or use is required to vest the full benefit of this Agreement in the Sellers or the Purchaser, as the case may be, or in connection with the application for licenses, permits, registrations or other filings with Governmental Authorities;
(iii)the disclosure is made to shareholders, limited partners, employees, directors, officers or professional advisers of the Sellers or the Purchaser on a “need to know” basis; or
(iv)the information becomes publicly available (other than by breach of this Agreement).
Provided that prior to disclosure or use of any information pursuant to (i) or (ii) above (except in the case of disclosure to a tax authority), the Parties concerned shall promptly notify the other Parties of such requirement with a view to providing the other Parties with the notice of the timing and content of such disclosure or use.
It is expressly agreed that should this Agreement be voided or terminated, this Clause 10.2(a) shall remain in force for a period of five (5) years as from the date of this Agreement.
(b)Public Disclosure
Notwithstanding Clause 10.2(a), no press release, notice or disclosure to any Entity or individual or other communication concerning the transactions contemplated by this Agreement, whether prior to or subsequent to the Completion Date, shall be issued, given, made or otherwise disseminated by any Party, officers, directors, employees or representatives without the prior written approval of the Sellers’ Agents and the Purchaser.

10.3Costs
Unless otherwise provided for in this Agreement, each Party shall pay its own costs and expenses (including fees and expenses of their own advisers) in relation to the negotiation, preparation and implementation of this Agreement, with the exception of the registration taxes (droits d’enregistrement) related to the sale of the Sold Securities, which shall be borne in full by the Purchaser.
10.4Notices
(a)Election of residence
Each notice, request or other communication given or made under or in connection with this Agreement shall be validly given or made if made in writing, signed by the party giving notice and sent for the attention of the addressee(s) by (i) hand delivery against receipt signed by the addressee(s) or (ii) registered mail with return receipt requested or (iii) telecopy or email with a confirmation copy sent on the same day by registered mail with return receipt requested.
(b)Receipt of notices
Notices sent pursuant to Clause 10.4(a)(i) and 10.4(a)(ii) above shall be deemed received by the addressee(s) on the date of signing of the corresponding receipts by such addressee(s), it being specified that any notice sent by registered mail with return receipt requested that is refused shall be deemed to have been received by the addressee on the date of its first delivery to such addressee(s). Notices sent pursuant to Clause 10.4(a)(iii) above shall be deemed effectively received by the addressee(s) on the Business Day immediately following the date of the sending of the telecopy or email.
Notices must be addressed for the attention of the Entities and/or individuals listed, with contact details, in Schedule 10.4.
10.5Entire Agreement
This Agreement (together with any agreement or document referred to herein or signed pursuant to this Agreement) contains the entire agreement of the Sellers and the Purchaser and cancels and replaces all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement (and any such agreement or document) between any of the Sellers and the Purchaser.
10.6Severability
If all or part of any provision of this Agreement (or of any agreement or document signed pursuant to this Agreement) is held to be invalid, inapplicable, illegal or unenforceable in any competent jurisdiction, the other provisions of this Agreement (or such agreement or document) shall remain valid, applicable and enforceable, subject to any contrary provision in this jurisdiction. The Parties, nevertheless, agree that in such circumstances, they shall negotiate replacement provisions in good faith that are (i) valid, applicable and enforceable and (ii) in conformity with the original intentions of the Parties.
The Parties hereby acknowledge that the Agreement is not dependent or linked to any other agreement as per the provisions of article 1186 of the French Civil Code (Code civil) and hereby waive any rights in relation thereto.
10.7Absence of Third-Party Rights – Assignment – Substitution
(a)This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the Parties and their respective permitted successors and assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by any Party without the prior written consent of the other Parties except that:
(i)the Purchaser shall have the right to wholly substitute for itself any of its Affiliates provided that the Purchaser remains jointly and severally (solidairement) liable with such Affiliate, in particular for the payment of the Purchase Price. The Purchaser shall inform the Sellers by written notice of the substitution;

(ii)the Purchaser may at any time assign, delegate or transfer in whole or in part the performance of its obligations under this Agreement to any of its Affiliates so long as it remains fully responsible for the performance of the delegated obligation by executing such documents or instruments as the other Parties may reasonably request; and
(iii)the Purchaser may at any time assign, delegate or transfer all or part of its rights under this Agreement to any provider of finance to the Purchaser, to the extent that such assignment, delegation or transfer does not diminish the rights or increase the obligations of the Sellers vis-à-vis the Purchaser hereunder; the Sellers agree and undertake to execute any agreement or deed to give effect to such assignment, delegation or transfer as submitted by the Purchaser for the purposes hereof.
(b)Any attempted assignment in violation of this Clause 10.7 shall be null and void.
10.8Specific Performance
Each Party acknowledges and agrees that, in the event of a breach of its obligations under this Agreement, without prejudice to any other rights or remedies that the other Parties may have, including the right to claim for damages, the other Parties may seek specific performance (exécution forcée en nature) and that such specific performance would not fall under the “manifestement disprotionnée” exclusion contained in article 1221 of the French Civil Code (Code civil).
10.9Know Your Customer and Anti Money Laundering Compliance – Anti Corruption – Economic Sanctions
(a)The Purchaser declares (i) that it performs its activity in the country where its registered office is located and (ii) that any amount to be paid with respect to this Agreement does not originate from an offence which is punishable by deprivation of liberty for at least one year and in particular do not constitute the proceeds of money laundering and do not contribute to the financing of terrorism.
(b)The Purchaser, and all Sellers may disclose confidential information concerning each of them and, if strictly necessary, any underlying beneficiary, to the appropriate Governmental Authority to the extent that such disclosure is required with respect to applicable anti money laundering and criminal Law and provided that they undertake to inform each concerned Party in writing reasonably in advance of such disclosure if permitted by Law.
(c)Each Party represents, pursuant to Fight Against Money Laundering and Financing of Terrorism Regulations, Anti-Corruption Regulations and Sanctions Regulations, that:
(i)he/she/it acts for its own benefit;
(ii)the origin of funds to be paid for any of the financial transactions provided in the Agreement is legal and does not come from (i) an activity contrary to Fight Against Money Laundering and Financing of Terrorism Regulations, Anti-Corruption Regulations and/or Sanctions Regulations or (ii) a Sanctioned Country;
(iii)he/she/it has not facilitated by any means the misleading justification of the origin of goods or income of the perpetrator of a crime or an offense which has brought him a direct or indirect profit, or provided an assistance for any investment, concealment or conversion transaction of the direct or indirect outcome of any crime or offense or the financing of a terrorist activity.
(d)Each Party undertakes to make available to the other Parties, as the case may be, any information that would be legally required in the future in the context of Fight Against Money Laundering and Financing of Terrorism Regulations, Anti-Corruption Regulations and Sanctions Regulations.
(e)None of the Parties and, to each Party’s knowledge, none of its agents, representatives, managers and employees is (i) currently targeted by, or subject to, Sanctions Regulations, and/or (ii) involved in activities that would be prohibited by Sanctions Regulations.

10.10Waivers and amendments
No modification of, or amendment to, this Agreement shall be valid unless set forth in an instrument in writing signed by the Sellers’ Agents and the Purchaser. Any waiver of any term or condition of this Agreement must be set forth in an instrument in writing signed by the waiving Party and must refer specifically to the term or condition to be waived and to the circumstances of such waiver. No such waiver shall be deemed to constitute a waiver applicable either to other circumstances involving the same term or condition or to any other term or condition of this Agreement. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, and no custom or practice of the Parties at variance with the terms hereof, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
10.11Termination
(a)Termination events
This Agreement may be terminated on or prior to Completion:
(i)by mutual consent of the Sellers and the Purchaser; or
(ii)by either the Purchaser and/or the Sellers in accordance with and subject to Clause 5.5.
(b)Effect of termination
(i)The termination of this Agreement pursuant to Clause 10.11(a) shall not prevent any Party from relying on other rights and remedies granted by this Agreement.
(ii)In any case, all further obligations of the Parties under this Agreement shall terminate, except that the rights or obligations set out in Clauses 1, 10.2, 10.3, 10.5, 10.11(b) and 10.12 shall survive in accordance with their terms.
10.12Governing law and jurisdiction
(a)This Agreement is governed by the laws of France.
(b)Any dispute arising in connection with this Agreement and especially the formation, interpretation and performance of this Agreement which cannot be resolved amicably between the Parties shall be subject to the exclusive jurisdiction of the Tribunal de Commerce de Paris.
10.13Electronic Signature
(a)Electronic Signature Laws and Regulations means articles 1366 and 1367 of the French Civil Code, the decree n° 2017-1416 dated September 28, 2017 on the electronic signature and the EIDAS Regulation.
(b)This Agreement has been entered into on the date stated at the beginning of it. In accordance with articles 1367 and 1368 of the French Civil Code, the Parties agree that each Party or its authorized representative can duly execute the Agreement electronically, including by appending an electronic signature generated through DocuSign’s service or any similar service, and acknowledge that such electronic signature carries the same legal value as their handwritten signature.
(c)Each Party hereby acknowledges and agrees that its signing or the signing by its authorized representative of this Agreement via the abovementioned electronic process is made in full knowledge of the technology implemented, its related terms of use and the Electronic Signature Laws and Regulations, and, accordingly, hereby irrevocably and unconditionally waives any right such party may have to initiate any claim and/or legal action, directly or indirectly arising out of or relating to the reliability of said electronic signature process and/or the evidence of its intention to enter into this Agreement in this respect.
[Signatures on last page]

Signature Pages

/s/ FABRICE BADOURALY
/s/ SALMAN TAJAK	/s/ ARNAUD LEGARDEUR
MML Capital Europe VI Equity II S.A	FPCI FIC 5
Represented by Mr. Fabrice Badouraly and	Represented by Bpifrance Investissement,
Mr. Salman Tajak	itself represented by Mr. Arnaud Legardeur

/s/ GÉRARD GUYARD	/s/ ARNAUD LINQUETTE
Mr. Gérard Guyard	Mr. Arnaud Linquette

/s/ ARNAUD LINQUETTE	/s/ ANN E. THORNTON
Mr. Emre Vatansever	Braton Europe Sarl
Mr. Lionel Guillermin	Represented by Mrs. Ann Thornton
Mr. Ludovic Navarro
Mr. Vy-Luong Ly
Mr. Philippe Linquercq
Mr. Laurent Giraudeau
Mr. Cédric Tuallion
Mr. Samuel Page
Mr. Donal Kirch
Mr. Eric Pfrimmer
Mrs. Qi Sun
Represented by Mr. Arnaud Linquette

/s/ JOANNA RAMON	/s/ JOANNA RAMON
Mrs. Joanna Ramon	Mr. Karim Benhammadouche
Represented by Mrs. Joanna Ramon

/s/ JOANNA RAMON	/s/ GÉRARD GUYARD
Altea Management	Mr. Pascal Cros
Represented by Mrs. Joanna Ramon	Represented by Mr. Gérard Guyard

In the presence of:

/s/ ARNAUD LINQUETTE
Gravotech Holding
Represented by Mr. Arnaud Linquette